Exhibit 10.13

HOTEL MANAGEMENT AGREEMENT

FOR THE

LODGE AND SPA AT CORDILLERA

BETWEEN

COLORADO HOTEL OPERATOR, INC.,
a Delaware corporation

AND

ROCKRESORTS INTERNATIONAL, LLC,
a Delaware Limited Liability company

May 1, 2005

[THIS AGREEMENT IS NOT TO BE RECORDED IN REAL ESTATE RECORDS]

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is entered into as of May 1, 2005 by and between ROCKRESORTS INTERNATIONAL, LLC, a Delaware limited liability company (“Operator”), and COLORADO HOTEL OPERATOR, INC., a Delaware corporation (“Lessee”). Operator and Lessee are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A.                       Lessee is the lessee under that certain Master Lease dated as of December, 2003 between Cordillera Lodge & Spa, LLC, a Delaware Limited Liability Company (“Landlord”) and Lessee(1), pertaining to the land and improvements (“Real Property”), which includes the Hotel and related facilities and the real property on which such facilities are located, in Edwards, Colorado and commonly known as the “Lodge and Spa at Cordillera” (the “Hotel”). For purposes of this Agreement, “Hotel” shall also include (1) “The Grouse on the Green” restaurant property, (2) the approximately 1700 square foot commercial condominium property located adjacent to the base of the Strawberry Park lift in the Beaver Creek ski area (“Strawberry Park Facility”), (3) certain guest playing/tee time rights on golf courses inside the Cordillera residential community, and (4) the property commonly referred to as the “Carriage House” building; provided that, Operator acknowledges and agrees that (a) Fee Owner may subdivide the Real Property during the term of this Agreement and (b) a portion of the currently undeveloped Real Property may be used for residential or other purposes and removed from the definition of “Real Property” and excluded from the area managed by Operator under this Agreement in the sole discretion of Lessee and/or Landlord and without the consent or approval of Operator. The legal description of the initial Real Property is attached hereto as Exhibit “A”. The items set forth in subclauses (2) and (3) above are shared between the Hotel and additional residential units to be constructed on the site of the Hotel, and are therefore not exclusive to the Hotel.

B.                         Lessee desires to engage Operator and Operator desires to be engaged, as manager of the Hotel, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

(1)                     Referred to as “Tenant” in the Master Lease.

ARTICLE 1

INTERPRETATION, DEFINITIONS, REPRESENTATIONS, AND WARRANTIES

1.1                    Interpretation.

1.1.1 The foregoing Recitals and Exhibits attached hereto are hereby incorporated in and made a part of this Agreement.

1.1.2 Unless the language specifies or the context implies that a term of this Agreement is a condition, all of the terms of this Agreement shall be deemed and construed to be covenants to be performed by the designated Party.

1.1.3 The use of the terms “including,” “include,” and “includes” followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

1.1.4 Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval pursuant to the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.

1.2                    Definitions. As used throughout this Agreement (including the Exhibits hereto), the following terms shall have the respective meanings set forth below:

Adjusted Gross Revenue – Gross Revenue in any Operating Year less the following items (whether paid or unpaid) accruing during such Operating Year to the extent included in Gross Revenue: (i) any gratuities and/or the portion of the service charges paid to employees, (ii) cash or credit rebates or refunds to patrons, guests, lessees, concessionaires or other users of the Hotel, (iii) the proceeds of any permanent Taking, (iv) revenues received by lessees, licensees, concessionaires, or other such persons at the Hotel other than the spa and any actual revenues earned by the Hotel in connection with audiovisual companies located thereon, and (v) interest earned on the Reserve Fund.

Affiliate – with respect to Operator or Lessee, as the case may be, any person, partnership, corporation, limited liability company or other entity, which directly or indirectly controls, is controlled by, or is under common control with, Operator or Lessee. For purposes hereof, the term “control” (including “controls,” “controlled by,” and “under common control with”) shall mean the ability through ownership, direct or indirect, of voting stock or other equity interests, to direct or cause the direction of the management and policies of a person, partnership, corporation, limited liability company or other entity. Solely for purposes of Section 2.2.8 below and other provisions of this Agreement pertaining to contracts between Operator and any Operator Affiliate, an Affiliate of Operator shall be deemed to include any entity in which Operator owns (directly or indirectly) more than a 10% equity interest or otherwise participates in more than 10% of the profits or revenues of such entity.

Annual Financial Statements – the financial statements to be delivered with respect to each Operating Year pursuant to Section 2.7.1 below.

Approvals – licenses, approvals, permits, authorizations, registrations, and the like required by any governmental organization or unit having jurisdiction over Lessee or the Hotel.

Arbitration – means a process of mediation administered by American Arbitration Association (“AAA”) or any other similar arbitration/mediation service mutually acceptable to the Parties.

Base Fee – in respect of any period, shall mean an amount equal to three percent (3%) of Adjusted Gross Revenue for such period.

Business Interruption Insurance – insurance coverage against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities).

Capital Improvement – an item of any nature incorporated into the Hotel which, according to Generally Accepted Accounting Principles and the Uniform System, cannot be deducted as a current expense on the books of the Hotel but rather must be capitalized and depreciated over its useful life.

Capital Expenditure – expenditures for any alterations, additions or improvements in or to the Hotel (excluding ordinary repair and maintenance expenditures that constitute Capital Improvements. Capital Expenditures include expenditures that are customarily treated as such in the hospitality industry.

Cash Flow Before Incentive Fees – for any period, Gross Operating Profit less the sum of the following: (a) the Base Fee, (b) all real and personal property taxes however calculated, (c) insurance premiums, (d) rental payments in connection with any real or personal property used in connection with the operation of the Hotel, (e) home owners association fees and club fees, and (f) any amounts contributed or allocated to the Reserve Fund for such period.

Centralized Services Charges – costs borne by the Hotel for items coordinated by the Operator, including the following:

(a)                      Goods and Services. Operator may cause the Hotel to participate, along with other hotels owned, managed or franchised by Operator or one of its Affiliates, in one or more centralized purchasing programs or arrangements for the procurement of goods or services used in connection with the operation of the Hotel; provided, however, that the quality of such goods or services shall be comparable to, and the terms of any such program or arrangement shall be no less favorable to the Hotel than, those obtainable from unrelated parties on an arm’s-length basis for the Hotel (and, upon request by Lessee, Operator shall provide reasonable evidence thereof to Lessee). The goods and/or services that may be purchased may be grouped in reasonable categories, rather than being compared item by item. Operator and its Affiliates may not receive and retain fees, commissions, discounts, rebates or payments from suppliers for their own accounts. Operator shall credit to Lessee any discounts, commissions, or rebates obtainable as a result of a purchase, and Operator shall, on a not less than annual basis, remit to Lessee’s benefit in the Operating Account all discounts, rebates, profits, or other commissions, received by Operator or by any Affiliate of Operator, in connection with any purchases described above, in connection with any contracts or agreements entered into on behalf of Lessee or in connection with the Hotel. This clause is intended to ensure that neither Operator nor any Affiliate of Operator shall receive, directly or indirectly, any remuneration other than that to be paid by Lessee to Operator hereunder. Lessee shall retain the right to review these National Contracts on an annual basis as part of the Operating Plan and Budget approval process described in Section 2.2.

(b)                     Reservations and Accounting. Operator shall provide centralized reservations services to the Hotel, and may provide centralized accounting services to the Hotel. Operator and Lessee agree that the cost of such services shall be (i) estimated in the Operating Plan and Budget, (ii) equitably allocated to the Hotel from among all participating hotels that Operator manages, and (iii) reimbursed to Operator based on actual cost. Operator’s methods of allocation of centralized service charges and centralized reservations are disclosed on Exhibits B and C attached hereto.

(c)                      Marketing. Operator shall provide group-wide centralized sales and marketing services to market the Hotel. Recognizing the difficulty of determining the exact portion of Operator’s marketing costs and expenses for all of its hotels that should be properly attributable to Hotel, Lessee acknowledges and agrees that the cost of the centralized sales and marketing services allocated to the Hotel shall be one percent (1%) of Gross Revenues and shall be included in the Operating Plan and Budget for each Operating Year.

(d)                     National Contracts. If Operator enters into any “national” contract in which services or goods are provided to substantially all hotels then currently managed by Operator, Lessee acknowledges and agrees that the Hotel shall participate in such “national” contract subject to the terms of the Operating Plan and Budget; provided, however, that if Lessee is able to obtain such goods or services on more favorable terms than the terms provided in a “national” contract, Lessee may, at its option, opt out of such “national” contract. If goods or services are provided by a third-party vendor as part of a “national” contract, the Hotel’s share of the actual costs of such goods or services shall be included in the Operating Plan and Budget; provided, however, that if the Hotel’s portion of the actual costs incurred by all hotels managed by Operator that are participating in the national contract are not capable of being determined, based on a per unit basis or other objective formula, Operator shall allocate to Lessee the Hotel’s pro-rata share of the costs of such national contract based on Operator’s equitable determination of the same consistent with Operator’s allocation formula for central reservations services set forth on Exhibit C attached hereto. Lessee shall retain the right to review these National Contracts on an annual basis as part of the Operating Plan and Budget approval process described in Section 2.2.

(e)                      Audit. Lessee shall have the right to have the Independent Auditor examine and audit the books, records and accounts of Operator relating to the Hotel in order to determine the accuracy of the allocation of costs and expenses to the Hotel as provided fin (a) through (d) above. Such examination and audit shall be at Lessee’s expense; provided, however, that the cost of such examination and audit shall be at Operator’s expense to the extent that a discrepancy of five percent (5%) or more between the amounts actually allocated to the Hotel and the amounts that should have been allocated to the Hotel is found to exist.

Additionally, if the audit should indicate unauthorized fees or rebates, Operator shall pay for the cost of the audit.

(f)                        Frequent Guest Programs. Lessee shall participate in any frequent hotel guest programs established by Operator. Operator hereby agrees that any frequent hotel guest programs established by Operator shall be administered on a reasonable and equitable basis and applied to all hotels operated under the RockResorts brand.

(g)                     Information Technology. If Operator facilitates project management or performs certain hourly services related to information technology projects, Lessee and Operator agree that the costs of such services for the Hotel shall be (i) included in the Operating Plan and Budget for costs that would not be capitalized under generally accepted accounting principles, (ii) included in the Capital Expenditure Budget for costs that would be capitalized under generally accepted accounting principles, or (iii) for items or projects specifically requested and approved in advance by Lessee, reimbursed to Operator on a cost reimbursement basis. Proper accounting for any items billed directly to the Hotel will be provided to Lessee upon Operator’s request.

Claims – collectively, all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits, administrative proceedings, and liabilities (including the cost of defense, settlement, appeal, and reasonable attorneys’ fees and costs).

Competitive Hotels – as of the date of this Agreement, collectively, (a) Ritz-Carlton Bachelor Gulch, (b) Park Hyatt Beaver Creek Resort and Spa, (c) Vail Cascade Resort and Spa, (d) Sonnen-Alp Resort, and (e) The Lodge at Vail. Competitive Hotels shall also include such additional or substitute hotels as may be mutually agreed upon by Lessee and Operator from time to time as most comparable to the Hotel in quality, price and market (with due consideration given to age, quality, size, amenities, quantity and configuration of meeting space, and business mix). If any of such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the preceding sentence, Lessee and Operator agree to mutually, reasonably and in good faith, discuss appropriate changes.

Complimentary Rooms and Services – those rooms provided to (i) meeting planners, travel agents and integrators, group representatives, and other persons capable of delivering business to the Hotel or enhancing the visibility and reputation of the Hotel; (ii) Operator’s Corporate Employees (while conducting business related to the Hotel or the RockResorts brand), and (iii) charitable designees on a complimentary basis. Such complimentary rooms will be subject to specific limits contained in the approved Operating Plan and Budget. Operator shall, from time to time, also provide to Lessee, and its employees, guests and charitable designees, complimentary or reduced rate or fee rooms and services at the Hotel. To the extent that such Lessee rooms or services are provided free of charge or at a discount, and cause revenue to be displaced, an amount equal to the then average rate or fee charged to third-party guests by the Hotel for such rooms or services shall be included in Gross Revenue for the appropriate period. Operator shall exercise reasonable best efforts to minimize occasions when Operator’s Corporate Employees displace revenue from paying guests or customers, and will not reserve complimentary rooms on any night when the Hotel is then forecasted to be at an occupancy level that would cause such complimentary rooms to displace revenue from paying guests or customers.

Constituent Owner – means (x) the holder of fifty percent (50%) or more (measured by fair market value or voting power) of the equity ownership interests (whether partnership interests, corporate stock or otherwise) of Lessee; and (y) an owner of a Constituent Owner.

Consumables – all food and beverages; draperies; linens; supplies of all types; stationery and printing items, housekeeping items, and inventories used in connection with the maintenance or operation of the Hotel.

Corporate Personnel – any personnel from the headquarters of Operator or its Affiliates who perform activities in connection with the services provided by Operator under this Agreement.

CPI – Consumer, Price Index-All Urban Consumers (CPI-U)/All Items, Not Seasonably Adjusted, 1982-84=100, as published by the United States Department of Labor Statistics, for the applicable comparison period. If the CPI shall cease to use 1982-84 as the base year, the CPI shall be converted in accordance with the conversion factor, if any, published by the United States Department of Labor, Bureau of Labor Statistics. If the CPI is discontinued or revised during the Term, such other governmental index or computation, if any, with which it is replaced shall be used. If no conversion factor is supplied by the United States Department of Labor, Bureau of Statistics, either for a new base year or a new index, the parties shall agree upon a replacement for the CPI to be used.

Distribution Amount – the amount by which the total amount of non-restricted, free and clear funds then in the Operating Accounts exceeds the Working Capital Balance.

Effective Date – the date Operator commences to operate the Hotel pursuant to this Agreement, which shall be May 1, 2005.

Event of Default – any of the events described in Section 4.2 below.

Executive Personnel – all of the following: general manager, director of operations, and controller of the Hotel.

Expert – means an independent internationally recognized hotel consulting firm or individual appointed in each instance by agreement of the parties or, failing agreement, by Arbitration.

Expiration Date – midnight, local time, on the date that is four (4) years from the Effective Date.

Fee Statement – the statement delivered by Operator to Lessee pursuant to Section 3.1.3 below showing the calculation and payment of the Management Fee and any other fees paid by Lessee in accordance with this Agreement for that Operating Year (identified individually).

Fee Owner – Cordillera Lodge & Spa, LLC, a Delaware limited liability company.

FF&E – items of furniture, fixtures, and equipment used in the ordinary course of operating the Hotel which, under Generally Accepted Accounting Principles, must be capitalized on the books of the Hotel.

Force Majeure – an event or circumstance, or a series of events or circumstances, that (i) has a material adverse effect on the Hotel, directly or indirectly, and (ii) is not within the reasonable anticipation or control of the Lessee and Operator, and (iii) affects the performance of the Hotel hereunder as a direct result of an event covered by clause (i) above. Provided that the conditions of clauses (i), (ii) and (iii) above are satisfied, events of Force Majeure include, by way of example and not limitation, any catastrophic occurrence, acts of God, fire, tornado, explosion, civil disturbances, acts of State or governmental action, riots; war, acts of terrorism, strikes, lockouts, shortage of supplies (including energy supplies), snow shortfall that has a material adverse impact on the operation of the Beaver Creek Ski Resorts by reducing the number of days the lifts are operating by 7 or more consecutive days or 14 days over the course of the season in comparison to the average number of days of lift operation for the three preceding ski seasons, flood, hurricanes, earthquakes, lightning, or sabotage.

Full Replacement Value – the cost of repairing, replacing, or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with, and without an exclusion pertaining to application of, any law or building ordinance regulating repair or construction at the time of loss, and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent Lessee from being a co-insurer.

Generally Accepted Accounting Principles – those conventions, rules, procedures, and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are adopted by the American Institute of Certified Public Accountants and/or the Financial Accounting Standards Board from time to time, as they are customarily applied in the hospitality industry. If Lessee and Operator cannot agree on what constitutes Generally Accepted Accounting Principles, then PriceWaterhouseCoopers or another national firm of independent certified public accountants selected by Lessee and satisfactory to Operator shall make the determination on the request of either Party. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to Generally Accepted Accounting Principles.

General Manager – the general manager of the Hotel.

Governmental Impositions – all taxes, assessments and governmental charges or levies.

Gross Operating Profit – for any period, the amount by which Gross Revenue exceeds Operating Expenses properly attributable to the period under consideration.

Gross Revenue – all revenue and income of any kind derived directly or indirectly from operations at the Hotel which are properly attributable to the period under consideration (including rentals or other payments from licensees, lessees, or concessionaires of retail space in the Hotel and net valet parking income of the Hotel, but not gross receipts of such licensees, lessees, or concessionaires), determined on an accrual basis in accordance with Generally Accepted Accounting Principles and the Uniform System, except that the following shall not be included in determining Gross Revenue:

(a) applicable federal, state and municipal excise, sales, and use taxes, or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, occupancy taxes or similar government taxes, duties, levies, any services, or displays, such as gross receipts, admission, cabaret, or similar or equivalent taxes;

(b) any deposits made by Lessee;

(c) any security deposits (except as applied or forfeited);

(d) proceeds to Lessee from the financing, sale of FF&E, capital assets or other disposition of the Hotel or any part thereof or other assets of Lessee not sold in the ordinary course of business and income derived from securities and other property acquired and held for investment;

(e) receipts from awards or sales in connection with any Taking, from other transfers in lieu of and under the threat of any Taking, and other receipts in connection with any Taking;

(f) proceeds of any insurance, other than Business Interruption Insurance;

(g) rebates, discounts, or credits of a similar nature not including charge or credit card discounts (which charge or credit card discounts shall not constitute a deduction from revenue in determining Gross Revenue but shall constitute an Operating Expense in determining Gross Operating Profit)

(h) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels arranged by, for or on behalf of, Operator;

(i) other income or proceeds derived from operations outside of the Hotel and resulting other than from the use or occupancy of the Hotel, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Hotel in the ordinary course of business;

(j) the value of any complimentary rooms, goods or services;

(k) refunds to Hotel guests of any sums previously paid or credits to any Hotel customers for lost or damaged items, the price of any merchandise given in exchange of other merchandise which does not result in additional income (or, if such exchanges result in additional income, that part of the price of such merchandise equal to the price of the returned merchandise), and any other items of the nature of those items set forth herein);

(l) any vending machine revenues (from machines not owned by Lessee)

(m) any reversal of any contingency or tax reserve;

(n) any payments made directly to Lessee to induce it to enter into any lease agreement or other transaction in connection with the Hotel;

(o) any proceeds from settlement or legal proceedings; provided, however, that if any such proceeds are received for business interruption insurance or other items that would otherwise have been included in Gross Revenues, such proceeds, after payment of legal fees, and deduction of any punitive, consequential or other non-compensatory damage component and any court costs, shall be included in Gross Revenues;

(p) notwithstanding any contrary requirements of Generally Accepted Accounting Principles or the Uniform System, all gratuities and service charges paid or held for payment (and actually paid) to Hotel Personnel (including, without limitation, amounts collected by Lessee and subsequently distributed to employees, such as gratuities paid in connection with the use of banquet facilities);

(q) interest accrued or paid on amounts in the Reserve Account or Operating Account or income derived from securities and similar property acquired and held for investment;

(s) any proceeds from the sale of memberships or other revenue associated with the use of the Strawberry Park Facility, or any portion thereof, other than annual dues paid by any members and food and beverage revenue from such facility;

(t) Any annual or other fee received from the Cordillera Club for use of the Hotel exercise room and other Hotel facilities; provided that, the amount of food and beverage and other amounts paid by members of the Cordillera Club for goods and services at the Hotel shall be included in Gross Revenue to the extent actually received (i.e. net of any discount provided to such members from time to time); and

(u) the initial operating funds and Working Capital Balance and any other funds provided by Lessee to Operator whether for Operating Expenses or otherwise.

Guarantor – means Colorado Hotel Holding, LLC, owner of 100% of Fee Owner and Lessee, and any successor in interest to Guarantor as owner of Fee Owner and Lessee.

Hotel – has the meaning set forth in Recital A above.

Hotel Personnel – all individuals employed by Operator or an Affiliate of Operator, who perform services in the name of the Hotel at the Hotel.

Incentive Fee – an amount equal a percentage, as shown in the table below, of the amount, if any, by which actual Cash Flow Before Incentive Fees for such Operating Year exceeds the amounts, as shown in the table below. The Incentive Fee for the first and last Operating Year of this Agreement shall be prorated based on the actual number of days, divided by 365.

Percentage Earned	Cash Flow Before Incentive Fees
10%	Between $1,000,000 and $1,250,000
15%	Between $1,250,001 and $1,750,000
20%	Anything in excess of $1,750,001

For purposes of calculating the Incentive Fee, the “Cash Flow Before Incentive Fees” shall be based on the numbers in the above table for the first Operating Year, and thereafter adjusted in accordance with the annual change in the CPI.

Independent Auditor – shall mean Price Waterhouse Coopers LLP or such other accounting firm engaged by Lessee from time to time that is reasonably acceptable to Operator.

Knowledge of Lessee – shall mean the actual knowledge of Lessee’s President.

Knowledge of Operator – shall mean the actual knowledge of Ed Mace and James O’Donnell or any individuals succeeding Mr. Mace or Mr. O’Donnell in their roles as President and Regional Director of Operations, respectively, of Manager.

Laws and Regulations – collectively, all present and future statutes, laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state, county or municipal government and appropriate departments, commissions or boards having jurisdiction over the Hotel or the workers employed at the Hotel, including, without limiting the foregoing, the state liquor authority, and the requirements of any insurance companies covering any of the risks against which the Hotel is insured.

Legal Requirements – all laws, statutes, ordinances, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities, that now or hereafter may be applicable to the Hotel or the ownership or the operation thereof, including those relating to employees, employee benefits, providing continued health care coverage under the Employees Retirement Income Security Act of 1974, zoning, building, life/safety, environmental matters, and health.

Lessee – means the entity so defined in the first paragraph of this Agreement and any permitted successors and assignees hereunder.

Lessee Proprietary Information – means (a) reports of operating results, the Operating Plan and Budget, and other financial and operational information pertaining solely to the Hotel, (b) Lessee’s loan documents pertaining to the financing of the Hotel and Real Property, and (c) any other electronic media or documents that are marked as “Confidential and Proprietary — Colorado Hotel Operator.”

Lessee Trademarks – means any trademarks and Service marks used in the operation of the Hotel and owned by Lessee, Fee Owner and their affiliates or licensed pursuant to a license agreement dated December 18, 2003 between Kensington Partners, A Colorado general partnership, and Cordillera Lodge & Spa, LLC (to the extent and under the conditions set forth therein), all of which are listed on Exhibit G.

Lien – a Claim for lien or encumbrance or security interest with respect to the Hotel.

Line Item – a line item contained in the Operating Plan and Budget.

Lockout Period – the first fifteen (15) months of the Term.

Management Fee – collectively, the Base Fee and the Incentive Fee for the applicable period.

Monthly Reports – the following reports:

(a)                      An executive summary containing a brief narrative summary of performance by major departments, financial results, Capital Expenditures and other pertinent financial information relating to the Hotel.

(b)                     A monthly operating statement which shall include the following details:

•                              RevPAR for the Hotel and a comparison of the current month’s operating results to those contained in the Operating Plan and Budget and the same month of the previous year;

•                              year-to-date and monthly operating results, with a comparison to the results projected for the year-to-date and monthly in the Operating Plan and Budget and to the same period for the previous year;

•                              written variance report for all variances, if any, from the Operating Plan and Budget in excess of both (i) 10% of the budgeted Line Item, and (ii) $5,000; and

•                              a per occupied room (POR), per available room (PAR) analysis and a compensatory room report (CRR), as appropriate.

(c)                      A monthly Capital Expenditure report, which shall include the following:

•                              a statement of the excess of the Reserve Fund over actual Capital Expenditures incurred for the year to date;

•                              a reconciliation of approved Line Items set forth in the Operating Plan and Budget to the actual amount of the expenses incurred to date, together with an estimate of the cost to complete any ongoing capital items;

•                              a capital input form provided by Lessee and updated by Operator;

•                              pending requests for capital expenditures; and a copy of all capital expense invoices over $5,000 with sign-off of Lessee of items over $10,000; and

•                              a schedule of accrued Capital Expenditures.

(d)                     A monthly marketing report, which shall include the following:

•                              major business booked, with number of room nights and rates (booking pace);

•                              a market mix segmentation report;

•                              STAR and TravelCLICK reports for the Competitive Hotels; and

•                              upon request by Lessee, a description of events affecting the marketplace.

(e)                      A detailed list and analysis of complimentary rooms and food and beverage, including dates, customer names, and reason for providing the room on a complimentary basis.

(f)                        A detailed general ledger with current month’s activity.

(g)                     A detailed balance sheet.

(h)                     A trial balance (which shall be downloaded into an Excel file and delivered to Lessee on electronic medium) and general ledger for the Hotel.

(i)                         A schedule of aged accounts receivable (including 60/90/120 days) reconciled to the general ledger including the General Operator’s or Controller’s comments on collectibility of all delinquent amounts that are over sixty (60) days past due.

(j)                         A detail of the guest ledger at month end reconciled to the general ledger.

(k)                      Proof of payment of insurance, real estate taxes, etc. (to the extent applicable on a monthly basis), a schedule of prepaid or accrued balances for the above and copies of any refunds.

(l)                         A check register.

(m)                   A litigation summary (including threatened Claims).

(n)                     A bank reconciliation for each Operating Account with copies of appropriate bank statements, including, without limitation, canceled checks and other bank notices.

(o)                     An accounts payable subsidiary ledger reconciled to the general ledger.

(p)                     A reconciliation of accrued liability accounts.

(q)                     A schedule of any security deposits reconciled to the general ledger.

(r)                        A schedule of advance deposits and gift certificates reconciled to the general ledger.

(s)                      Copies of any new leases, material contracts and amendments to such leases and contracts.

(t)                        Monthly cancellation fees reconciled to the general ledger.

(u)                     Details of each prepaid expense account reconciled to the general ledger.

(v)                     Reconciliations for material balance sheet accounts.

(w)                   A detailed schedule of depreciation expense reconciled to the general ledger.

(x)                       Details of any adjustments to or write-offs of accounts receivable, including copies of written authorizations for material write-offs.

(y)                     A detailed calculation of the total Management Fee (Base Fee and, if applicable, Incentive Fee) payable to Operator with respect to the prior month.

(z)                       A detailed listing of all Reimbursable Expenses.

(aa)                A cash flow forecast for the immediately succeeding three (3) months and for the remainder of the current Operating Year, including without limitation, cash requirements, and the timing thereof for the same periods.

(bb)              A detailed schedule of amounts received from or remitted to Lessee.

(cc)                A monthly re-forecast of the projected annual operation of the Hotel for the current Operating Year.

(dd)              A detailed schedule of all fees and expenses paid to, and all reimbursements obtained by, Operator or its Affiliates.

Mortgage – any mortgage, deed of trust or security agreement encumbering the Hotel or any part thereof.

Mortgagee – any holder of a Mortgage including any Affiliate or Constituent Owner of Lessee, to the extent that any such person or entity has made a loan with respect to the Hotel.

Operating Account(s) – the bank account or accounts established for the Hotel pursuant to Section 2.3.

Operating Expenses – all those ordinary and necessary expenses, including Reimbursable Expenses, incurred by Operator or Lessee in the operation of the Hotel in accordance with the applicable Operating Plan and Budget and the terms of this Agreement, including salaries, wages and employee benefits of Hotel Personnel, reasonable expenses incurred by Lessee or Affiliates of Lessee related to the operation of the Hotel, the cost of maintenance and utilities, administrative expenses, the costs of advertising, marketing, and business promotion and any amounts payable to Operator as set forth in this Agreement, all as determined in accordance with Generally Accepted Accounting Principles; provided that, for purposes of calculating Gross Operating Profit (and amounts such as Cash Flow Before Incentive Fees based on Gross Operating Profit) only, the following amounts shall not constitute Operating Expenses: (a) non-cash items such as depreciation and amortization, (b) all amounts deducted in determining Cash Flow Before Incentive Fees (pursuant to the definition thereof), (c) any interest costs allocated or charged to Lessee other than those associated with leases treated as an operating expense pursuant to the Uniform System, and (d) costs and expenses of Lessee or Lessee’s personnel that are not incurred directly for the operation of the Hotel, such as the fees and expenses of an asset manager, entertainment expenses, directors’ fees, and the expenses of directors to attend board meeting.

Operating Plan and Budget – the annual marketing and operating plan and budget for the Hotel as revised and approved in writing by Lessee. Such plan and budget also will include a Capital Expenditure budget for the applicable Operating Year.

Operating Standard – the operation and management of the Hotel in a manner reasonably anticipated to earn at least a “four-star” rating from the Mobil Travel Guide and a “four diamond” rating from the American Automobile Association, respectively, in a manner consistent with (i) the physical condition of the Hotel as of the Effective Date (ii) the general level of service of all hotels within the RockResorts system, and (iii) then current prudent business and management practices applicable to the leasing, repair, maintenance and operation of all other hotels within the RockResorts system that are comparable in size, character, and location to the Hotel, including those concerning compliance with applicable Legal Requirements. To the extent not inconsistent with (i) through (iii), Operator shall manage the Hotel in a manner reasonably calculated to (i) protect and preserve the assets that comprise the Hotel; (ii) maximize Cash Flow Before Incentive Fees over the Term; and (iii) control Operating Expenses of the Hotel. Without limiting the foregoing, the Operating Standard shall require that Operator use diligent efforts consistent with prudent practice for sophisticated hotel operators to ensure that the general hiring policies and the discharge of all Hotel Personnel shall in all respects comply with all applicable “Equal Employment Opportunity” Laws and Regulations, and other Laws and Regulations and ordinances regarding the employment and payment of persons engaged in the operation of the Hotel, and all other Legal Requirements.

Operating Year – each calendar year during the Term, except that (i) the first Operating Year shall begin on the Effective Date and shall end on December 31, 2005, and (ii) if this Agreement expires or is otherwise terminated effective on a date other than December 31 in any year, then the partial year from January 1 of the year in which such expiration or termination occurs to such effective date of termination shall be treated as an Operating Year (with any fees payable to Operator prorated as applicable, with the Incentive Fee calculated based upon actual (not budgeted) Cash Flow Before Incentive Fees (adjusted for seasonality) to the date of termination).

Operator – means the entity so defined in the first paragraph of this Agreement and any permitted successors and assignees hereunder.

Operator Proprietary Information – means all information in tangible or electronic media form relating to Operator or any of Operator Affiliates, the business affairs of Operator or any Operator Affiliates, or any hotel, resort, spa or condominiums that Operator or any Operator Affiliate owns, leases, operates or manages, including, without limitation: (i) trade secrets; (ii) guest information, (iii) operational manuals (including, without limitation, accounting, financial administration, human resource, administration, and policies and procedures manuals); (iv) material relating to the operating and design standards of any hotel, resort or spa owned, leased, operated or managed by Operator or any Operator Affiliate; and (vi) any other electronic media or documents that are marked as “Confidential and Proprietary — RockResorts.” Operator Proprietary Information does not include any information that is (i) generally known in the hospitality industry or available in the public domain, (ii) Lessee Proprietary Information, or (iii) specific only to the operations and financial results of the Hotel, e.g., Operating Plans and Budgets or Monthly Reports.

Operator Trademarks – means those trademarks and Servicemarks owned by Operator and its affiliates, all of which are listed on Exhibit F.

Party – means either Lessee or Operator, the parties to this Agreement, and their permitted successors and assigns under the terms of this Agreement.

Qualified Transferee – any transferee (or entity controlled by such transferee) that (i) has not been convicted of a felony in any state or federal court or any foreign jurisdiction, (ii) has the financial resources to perform its obligations under this Agreement, and (iii) enters into an assumption agreement reasonably satisfactory to Operator, pursuant to which such transferee assumes all of Lessee’s obligations hereunder.

Real Property – as defined in Recital A.

Reimbursable Expenses – shall mean:

(a)                      all travel, lodging, entertainment, telephone, telecopy, postage, courier, delivery, employee training and other expenses incurred by Operator which are directly related to its performance of this Agreement and as set forth in the Operating Plan and Budget. The RockResorts corporate travel and entertainment policy is attached as Exhibit D. Notwithstanding the foregoing, in no event shall Reimbursable Expenses include any of the following items, which items shall be paid for by Operator and shall not be charged to or borne by Lessee: All costs, expenses, salaries, wages or other compensation of any corporate, home office or regional office level employees of Operator, excepting only employees who are regularly employed full-time at the Hotel by Operator or persons employed on a full-time, part-time or temporary basis at the Hotel pursuant to Section 4.1;

(b)                     Any expenses of Operator’s principal or branch offices;

(c)                      Any expenses for advertising or promotional materials that feature Operator’s name or activities but which do not promote the Hotel (except to the extent otherwise provided for in this Agreement);

(d)                     Any part of Operator’s capital expenditures;

(e)                      Operator’s overhead or general expenses, including but not limited to telephone, telex, duplicating, stationery and postage expenses incurred at Operator’s principal or branch offices, except as may be expressly agreed to by Owner pursuant to this Agreement; and

(f)                        Any travel expenses of Operator’s central office employees in excess of the expenses permitted to be incurred under the approved Operating Plan and Budget.

Renovations – collectively, any renovation or refurbishment of the Hotel.

Reserve Account – a separate interest-bearing account of a type and with an institution approved by Lessee to cover the cost of the replacement of or additions to FF&E, or any other Capital Expenditures, used in the operation of the Hotel.

Reserve Fund – the fund with an amount to be allocated for capital expenditures in each Operating Year.

RevPAR – means, with respect to any period, the average room revenue per available room as determined by Smith Travel Research or any successor or alternate provider of market information selected by Lessee and reasonably acceptable to Operator.

Senior Managers – the Executive Personnel and all of the following: assistant general manager, director of food and beverage, director of sales, director of marketing, director of human resources, director of rooms, director of housekeeping, chief engineer and head chef, provided such positions exist at the Hotel.

Strawberry Park Facility – means the facility described in Recital A above.

Subordination Agreement – means an agreement required by any Mortgagee, which may contain the rights provided under Section 6.2, below, but otherwise must be commercially reasonable.

Taking – a taking as a result of condemnation or eminent domain, or a conveyance by Lessee in lieu thereof, of all or part of the Hotel.

Term – the term beginning the Effective Date and ending on the Expiration Date.

Termination Fee – an amount equal to the following:

Time of Termination	Termination Fee
During Lockout Period	Greater of (i) trailing twelve month Management Fees earned or (ii) $180,000
During 1st Year After Lockout Period	Trailing twelve months Management Fees earned
During 2nd Year After Lockout Period	Trailing six months Management Fees earned
During Remainder of Term	Zero ($0)

The trailing period used to calculate the Termination Fee shall be the trailing months ending on the last day of the month preceding the date of closing of the sale of the Hotel to a purchaser.

Uncontrollable Expenses – the amount of real estate taxes, utilities, insurance premiums, license and permit fees and any other charges provided for in contracts and leases (such contracts and leases to include only those that (x) have been entered into pursuant to the terms of this Agreement, or (y) are expressly approved by Lessee) that are not within the ability of Operator to control.

Uniform System – the latest edition of the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Lodging Association (currently, the 9th Revised Edition, 1996), as revised from time to time.

Working Capital Balance – An amount sufficient to cover the net operating cash needs of the Hotel subject to a $150,000 minimum balance.

1.3                    Representations and Warranties of Operator. Operator represents and warrants to Lessee as follows:

1.3.1          Operator is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified in the State of Colorado. Operator has full power, authority, and legal right to execute, perform, and comply with the provisions of this Agreement. Operator’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary entity action and management approval.

1.3.2          This Agreement constitutes a valid and binding obligation of Operator and does not and will not constitute a breach of or default under the charter documents or bylaws of Operator or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Operator is a party or by which it or any of its assets is bound or affected.

1.3.3          No approval by any third party, including Operator’s affiliates, is required for Operator’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

1.3.4          Operator shall, at its own expense, keep in full force and effect its legal existence, as required for it to timely observe all of the terms and conditions of this Agreement.

1.3.5          As of the date hereof and continuing throughout the Term, Operator is not and will not be subject to a radius restriction or other restrictive covenant preventing, prohibiting, restricting, or otherwise adversely affecting Operator in its good faith efforts to operate the Hotel in accordance with the terms of this Agreement.

1.4                    Representations and Warranties of Lessee. Lessee represents and warrants to Operator as follows:

1.4.1          Lessee is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located, and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Lessee. Lessee’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Lessee.

1.4.2          This Agreement constitutes a valid and binding obligation of Lessee and does not and will not constitute a breach of or default under any of the organizational or governing documents of Lessee or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which

Lessee is a party or by which it or any substantial portion of its assets (including the Hotel) is bound or affected.

1.4.3          No approval of any third party (including any ground lessor or the holder of any Mortgage) is required for Lessee’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

1.4.4          Lessee, at its own expense, shall maintain in full force and effect throughout the Operating Term its legal existence.

1.4.5          Lessee holds (or will hold prior to the commencement of the Operating Term) and shall maintain throughout the Operating Term all Approvals Lessee is required to hold that are necessary to permit the lease and operation of the Hotel in accordance with the Operating Standard and Legal Requirements.

1.4.6          Lessee is the sole lessee of the Hotel and real property on which the Hotel is located. Lessee has full power, authority and legal right to lease such real and personal property.

1.4.7          To the Knowledge of Lessee, there is no litigation, proceeding or governmental investigation pending or threatened against Lessee that could adversely affect the validity of this Agreement or the ability of Lessee to comply with its obligations under this Agreement.

1.4.8          To the Knowledge of Lessee, other than the previous high radon reading that occurred in the Hotel’s sales offices, and was later mitigated to satisfactory levels, (i) no hazardous or toxic materials are present in or on or have been released from the Hotel or the real property on which the Hotel is located, (ii) there exist no other soil, water, mineral, chemical or environmental conditions in or at the Hotel or on or under the land on which the Hotel is sited that presently or with the passage of time will require notice or reporting to any governmental authority or employees or patrons of the Hotel, pose any threat to the health and safety of the employees or patrons of the Hotel or otherwise require, based on Legal Requirements or standards of prudent ownership, any monitoring or remedial action, (iii) there exists no identifiable threat of the contamination of such real property by release of hazardous or toxic materials from existing sources adjacent to the Hotel and (iv) the real property on which the Hotel is located contains no underground tanks.

1.4.9          No broker or finder was retained by Lessee to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

ARTICLE 2

GENERAL MANAGEMENT AND OPERATIONS

2.1                    General Management Services. Subject to the provisions of this Agreement, Lessee hereby engages Operator to supervise and direct the management, operation, and promotion of the Hotel during the term of this Agreement, and Operator hereby accepts such engagement.

2.2                    Authority and Duty of Operator. From and after the Effective Date and subject to the provisions of this Agreement and the availability of sufficient funds, Operator shall have the exclusive authority and duty to direct, supervise, manage, and operate the Hotel on a day-to-day basis in an efficient and economical manner and shall use commercially reasonable efforts to manage the Hotel in accordance with the terms and conditions of this Agreement, the Operating Standard and in a manner consistent with the goals of (i) protecting and preserving the assets that comprise the Hotel; and (ii) maximizing Cash Flow Before Incentive Fees from the Hotel’s operation. Without limiting the generality of the foregoing, Operator shall have the authority and duty, consistent with the limitations set forth in this Agreement, including, but not limited to the limitations set forth in the Operating Plan and Budget, as Operator deems necessary or advisable for the proper operation and maintenance of the Hotel in accordance with the Operating Standard, and Operator agrees that it shall:

2.2.1            determine all personnel policies relating to the Hotel, including: (i) policies relating to terms and conditions of employment, selection, training, compensation, bonuses, employee benefits, discipline, discharge, and replacement; provided, however that no employee compensation package shall include a provision for food, lodging or housing in the Hotel without the prior written consent of Lessee with the exception of relocation packages per established Operator policy (which is approved by Lessee in advance); and (ii) policies relating to the exercise by any person or organization of rights under the National Labor Relations Act or any applicable labor laws in relation to the Hotel, provided that, Operator shall not enter into any union organization or recognition agreement or contract regarding any collective bargaining agreement or multi-employer plan without the prior consent of Lessee.

2.2.2            recruit, employ, relocate, pay as an Operating Expense, supervise, and discharge all Hotel Personnel, subject to the terms of Section 2.11.

2.2.3            establish all prices, price schedules, rates, and rate schedules, and all rents, lease charges, and concession charges for all areas of the Hotel, and supervise, direct, and control collection of income of any nature from the Hotel’s operations and the giving of receipts in connection therewith; provided that, any lease, license agreement, concession agreement, maintenance contract, service agreement, supply contract, or other agreement pertaining to the Hotel having a term in excess of one (1) year, or greater than $25,000 in annual expenditures commitment, and not cancelable upon thirty (30) days’ notice shall be subject to Lessee’s prior written approval.

2.2.4            supervise and maintain complete books and records consistent with Generally Accepted Accounting Principles and the Uniform System, including the books of accounts and accounting procedures of the Hotel.

2.2.5            subject to the limitations of Section 2.2.3 above, negotiate and administer, on behalf of Lessee, leases, licenses, and concession agreements for all public space at the Hotel, including all stores, office space, and lobby space (and each such lease, license or concession agreement shall be in Lessee’s name or in the name of the Hotel and shall be executed by Operator, as Lessee’s agent, on Lessee’s behalf, subject to the limitations of the Operating Plan and Budget or Lessee’s written Approval).

2.2.6            keep the Hotel and the FF&E in good operating order, repair, and condition, including making necessary replacements, improvements, additions, and substitutions thereto and, in connection therewith, be responsible for formulating and implementing preventative maintenance and other programs designed to efficiently and effectively maintain the condition of the Hotel, including all “back of the house” areas, HVAC, fire and life safety, plumbing and other building systems; in connection therewith, Operator shall arrange to have the Hotel and the FF&E physically inspected at least once annually (either by a qualified employee of Operator or an outside consultant, hired by Operator as an Operating Expense) together with a written report in a form reasonably acceptable to Lessee, provided, however, that Operator shall not otherwise be responsible for maintenance of the structural integrity of the Hotel or for matters relating to defects in design, materials or workmanship in the construction of the Hotel except as required under the Operating Standard, and provided further, that, Lessee shall have the right to hire an outside consultant to independently inspect the Hotel and FF&E, the cost of which shall be an Operating Expense of the Hotel.

2.2.7            supervise and coordinate the construction and installation of any Renovations, improvements, repairs, or replacements to the Hotel that may be implemented from time to time in accordance with this Agreement funded by the Reserve Account or out of the Operating Plan and Budget, assist Lessee with any related design review, and cooperate with and render assistance, as needed, to Lessee and Lessee’s employees, agents, contractors, and representatives in connection with any such work; provided that, the scope and design of any such renovation or installation project and the consultants and contractors who may be retained for the project shall be subject to Lessee’s review and approval in its discretion and provided further that, if Lessee requests that Operator perform any renovation that is not funded by the Reserve Account or out of the Operating Plan and Budget, or any major Capital Improvement program (i.e., not funded by the Reserve Account), Operator shall be entitled to compensation and Lessee and Operator may enter into separate agreements for such services in an amount and on terms to be mutually agreeable to Lessee and Operator.

2.2.8            negotiate, enter into, and administer service contracts and licenses for Hotel operations, including contracts and licenses for prices, price scheduling, rates, rents, lease charges, concessionaires, life/safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, rooftop license agreements, use of copyrighted materials (such as music and videos), entertainment, and other services Operator deems advisable, executing as agent for Lessee; provided, however, that (i) Operator shall obtain Lessee’s written Approval before entering into any such contract or agreement that is not contemplated by the Operating Plan and Budget, which is with an Affiliate of Operator, or which exceeds the limits set forth in Section 2.2.3; ((ii) All contracts providing for an annual payment obligation in excess of Ten Thousand Dollars ($10,000) (including contracts for Consumables) shall be competitively bid by a minimum of three (3) different reputable vendors (which may not be an Affiliate of Operator and may be designated by Lessee, at Lessee’s election, and provided that Operator shall use commercially reasonable efforts to select three (3) bidders known to Operator to provide high quality service at competitive prices); (iii) Operator shall select vendors based upon its reasonable judgment as to the best combination of cost and quality of goods and services available to the Hotel; (iv) Operator shall use all reasonable efforts to take advantage of available rebate programs in connection with the acquisition of goods and services and shall promptly remit to Lessee any and all rebates, refunds and other amounts received by Operator or any Affiliate which arise all or in part from contracts entered into with respect to any goods or services provided to the Hotel (including an equitable allocation of any rebates which are derived from contracts covering services provided to a group of hotels which includes the Hotel), and (v) Operator shall be responsible for, and shall pay with its own funds (which amount shall not be reimbursable by Lessee), any penalties or charges incurred as result of late payment of any obligation of the Hotel unless such penalty or charge results from insufficient available funds and Operator has notified Lessee in writing that funds were needed to avoid such penalty or charge at least five (5) business days in advance (or unless Lessee has not provided Operator with a copy of any related contract entered into by Lessee), subject to Section 2.5.4 All contracts and licenses authorized by this Section shall be in Lessee’s name or in the name of the Hotel and shall be executed by Operator, as Lessee’s agent, on Lessee’s behalf, subject to the limitations of the Operating Plan and Budget or Lessee’s written approval.

2.2.9            subject to the limitations of Section 2.2.3, above, negotiate, enter into, and administer, on behalf of Lessee, contracts for the use of banquet and meeting facilities and guest rooms by groups and individuals; provided, that, any grant of complimentary rooms must provide an articulated direct or indirect economic benefit for the Hotel and/or the RockResorts brand and must (i) be approved by either the General Manager, the Director of Sales and/or Marketing or the Controller, (ii) be consistent with the criteria set forth in the definition of “Complimentary Rooms and Services” , and (iii) be consistent with the applicable provision of the Operating Plan and Budget. All such contracts shall be in Lessee’s name or in the name of the Hotel and shall be executed by Operator, as Lessee’s agent, on Lessee’s behalf, subject to the limitations of the Operating Plan and Budget or Lessee’s written approval in accordance with the terms and provisions of this section.

2.2.10 supervise and purchase, or arrange for purchase of, all inventories, provisions, consumable supplies, and operating supplies that are necessary and proper to maintain and operate the Hotel, and to use the same in the management and operation of the Hotel (subject to the provisions of Section 2.2.8 above with respect to bidding and rebate programs); provided, however, that all purchase contracts providing for an annual payment in excess of Ten Thousand Dollars ($10,000), other than those included in Centralized Services or included in the approved Operating Plan and Budget, shall be competitively bid by a minimum of three (3) bidders known to Operator to provide high quality service at competitive prices. Operator shall act in an economical manner in purchasing such items, but in selecting items for purchase, Operator shall be entitled to take into account the environmental consequences of its selections and the desirability of encouraging such practices as recycling of materials and use of consumables made from recycled material. Subject to the provisions of this Section and Section 2.2.8, Operator may cause the Hotel to participate in those programs defined herein under Centralized Service Charges pursuant to the terms and conditions set forth therein.

2.2.11 prepare and submit to Lessee the Operating Plan and Budget as described in Section 2.3;

2.2.12 reasonably cooperate with Lessee and any actual or prospective purchaser, Lessee, Mortgagee, or other lender in connection with any proposed sale, lease, or financing of or relating to the Hotel; provided, however, that Operator shall not be required to release to any person or entity any Operator Proprietary Information.

2.2.13 institute, in its own name or in the name of Lessee, but in any event at Lessee’s expense, any and all legal actions or proceedings to collect charges, rent, or other income derived from the Hotel’s operations or to oust or dispossess guests, tenants, or other persons in possession there from, or to cancel or terminate any lease, license, or concession agreement for the breach thereof or default thereunder by the tenant, licensee, or concessionaire. At the direction of Lessee, Operator shall take, at Lessee’s expense and in the name of Lessee, appropriate steps to challenge, protest, appeal, and/or litigate to final decision in any appropriate court or forum, any laws affecting the Hotel or any alleged violation of any law. Without limiting the foregoing, Operator shall not be authorized to engage legal counsel or initiate or settle any legal action involving any Claim in excess of $15,000 (excluding any Claims made to collect amounts due to Lessee up to $15,000) without the prior written Approval of Lessee and Lessee shall have the exclusive right to select (subject to Operator’s reasonable Approval) and retain legal counsel for all matters that constitute an expense of either Lessee or the Hotel (other than matters that have been tendered to an insurance carrier and with respect to which such carrier has selected legal counsel);

2.2.14 be available and cause the Senior Managers to be available at reasonable times to consult with and advise Lessee or Lessee’s designee at Lessee’s reasonable request concerning policies and procedures affecting the conduct of the business of the Hotel;

2.2.15 do or cause to be done all such acts and things in or about the Hotel that Operator in good faith and exercising prudent commercial judgment believes to be necessary to comply with Legal Requirements and the terms of all insurance policies, and, as directed by Lessee, to discharge any lien, encumbrance, or charge on or with respect to the Hotel and the operation thereof.

2.2.16 collect on behalf of Lessee and account for and remit to governmental authorities all applicable excise, sales, and use taxes or similar governmental charges collected by the Hotel directly from patrons or guests, or as part of the sales price of any goods, services, or displays, such as gross receipts, admission, or similar or equivalent taxes; review (directly or through a qualified consultant approved in advance by Lessee) all tax bills and the calculation of the foregoing taxes and all real and personal property taxes paid in connection with the Hotel no less frequently than annually; and make recommendations to Lessee with respect to payment of taxes and assessments (provided that, Lessee acknowledges that Operator is not a tax advisor and is not acting as such in connection with any review of tax bills or recommendations made pursuant to this Section 2.2.16).

2.2.17 keep Lessee informed and advised of all material financial and policy matters concerning the Hotel and the operation thereof and give due consideration to suggestions Lessee may offer with respect thereto from time to time.

2.2.18 exercise all reasonable efforts to collect all charges, rent, and other amounts due from guests, lessees, and concessionaires of the Hotel and apply those funds, as well as funds from other sources as may be available to the Hotel, first to pay all Operating Expenses, and then any other financial obligations of the Hotel as Lessee may direct.

2.2.19 apply for, obtain and maintain in the name of Lessee, all licenses and permits required in connection with the management and operation of the Hotel and the facilities (including restaurant, bar and lounge facilities) located therein. Lessee shall execute and deliver any and all applications and other documents and otherwise cooperate to the fullest extent with Operator in applying for, obtaining and maintaining such licenses and permits.

2.2.20 subject to the limitations of the Operating Plan and Budget, use best efforts consistent with standards of commercial reasonableness, to comply with and cause the Hotel to comply with and abide by all Laws and Regulations. In the event Operator receives notice of or becomes aware of a violation or circumstances likely to result in a violation of any applicable Laws and Regulations, Operator shall immediately deliver to Lessee written notice of such violation or circumstances and, subject to Lessee’s consent being given and Lessee providing funding for same, take all remedial action necessary for compliance with such applicable Laws and Regulations; provided, however, that Lessee may contest any such violation and, if Lessee elects to contest such violation, Operator shall, upon written notice from Lessee of Lessee’s intent to contest, postpone compliance pending the determination of such contest, if so permitted by Laws and Regulations, and provided such postponement does not constitute a risk to life or safety in Operator’s reasonable opinion.

2.2.21 pay out of the Operating Accounts when due as an Operating Expense all Governmental Impositions imposed upon the Hotel or upon the operations conducted thereat or upon any of Lessee’s property at the Hotel, real, personal or mixed, or upon any part thereof under the Operator’s management and control, including all interest and penalties thereon. As used herein, Governmental Impositions shall include, without limitation, all social security taxes, unemployment insurance taxes, withholding taxes and similar changes imposed on Operator in connection with any employees or personnel of Operator.

2.2.22 take all necessary steps to prevent the creation of a Lien against the Hotel, or any part thereof, or any fund, receivable, or other asset relating to the Hotel, other than a Lien created or consented to by Lessee. In the event a Lien is asserted against the Hotel or any part thereof, Operator shall immediately give Lessee notice thereof and shall, conditioned upon Lessee providing funding for the same, within twenty (20) days after such notice is given, take all reasonable steps necessary for bonding or removal thereof, unless Lessee notifies Operator within such twenty (20) day period that (1) Lessee wishes to contest such Lien or (2) Lessee has consented to such Lien.

2.2.23 review the appropriateness of all bills for Governmental Impositions applicable to the Hotel and shall advise Lessee of the amount of any Governmental Impositions that could be challenged and, if so, suggest a course of action to obtain a reduction of such Governmental Impositions. Operator will use commercially reasonable efforts when conducting such reviews, but makes no representations as to the completeness of such reviews for purposes of identifying any and all items that could be challenged. If Operator is notified by Lessee that Lessee intends to contest any Governmental Imposition or Lien upon the Hotel, Operator shall not pay such Governmental Imposition or Lien, but, upon request of Lessee, shall set aside the amount necessary to pay such Governmental Imposition or Lien, plus interest and penalties, in an interest-bearing Reserve Account (or shall deposit such amount with a third party if so directed by Lessee); provided, however, that if any such interest or penalty payment is imposed by Lessee by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Lessee, such interest or penalty payment shall be immediately paid to Lessee by Operator. If requested by Lessee, Operator shall institute appropriate protests or challenges to any Governmental Imposition or Lien that Lessee desires to contest and all expenses incurred by Operator in contesting or seeking a reduction thereof, including legal, appraisal and accounting fees, if required, shall be considered Operating Expenses to be borne by Lessee to the extent such costs are within the applicable Line Items in the Operating Plan and Budget last approved by Lessee or are otherwise approved in writing by Lessee.

2.2.24 make all payments on or before the due date thereof required under the Mortgage, provided a copy of any Mortgage has previously been delivered by Lessee to Operator, and provided further that funds adequate for such payments in their proper priority are in the Operating Account. Operator shall deliver to Lessee, within five (5) days of Lessee’s request, evidence of any past Mortgage payment. Operator shall fully and timely perform and observe all covenants (in connection with which Operator has been funded by Lessee) required to be performed or observed by Lessee under any Mortgage, provided that any cost incurred by Operator in complying with such covenants, other than the costs incurred related to administrative tasks to prepare covenant compliance reports or to make payments pursuant to this Agreement, is not deemed an Operating Expense that affects Cash Flow before Incentive Fees, and is paid by the Fee Owner or Lessee from its own funds.

2.2.25 promptly notify Lessee in writing:

 (a) in the event that the condition of the Hotel or any part thereof fails to comply with the standards of the RockResorts brand or any applicable Laws and Regulations, or the provisions any other agreement relating to the Hotel (including this Agreement and the Mortgage);

(b) upon receipt by Operator of any notice, demand or similar communication with respect to any obligation of Lessee under applicable Laws and Regulations, any Mortgage, leases, subleases, licenses, concession agreements or any other agreement relating to Lessee, the Hotel, or any portion thereof;

(c) upon receipt by Operator of any summons, notice, demand or similar communication regarding any action or threatened action at law or in equity or before any regulatory body relating to Lessee, the Hotel, or any portion thereof;

(d) upon receipt by Operator of a statement of the amount of any Governmental Impositions;

(e) upon receipt by Operator of any notice or communication from an insurance carrier regarding insurance coverage or the insurability of the Hotel;

(f) in the event Operator makes a material emergency expenditure with respect to the Hotel, i.e., over $25,000;

(g) upon receipt by Operator of any notice of any threatened or pending condemnation, rezoning or other governmental order, proceeding or lawsuit involving the Hotel; or

(h) upon receipt by Operator of any notice or communication of any nature, written or oral, which may have a material adverse effect on the Lessee or the Hotel

2.2.26 Unless set forth in the Operating Plan and Budget, not purchase goods, supplies and services from or through any of its Affiliates, without express authorization from Lessee after disclosure of all material terms of the Affiliate relationship, the proposed transaction, and the consideration to be received by the Affiliate. Unless clearly set forth in the proposed Operating Plan and Budget and approved as part thereof, Operator shall not pay, or permit or cause to be paid to any such Affiliates, a fee, rebate, discount or other consideration for the negotiation of contracts, the purchase from independent suppliers of goods, supplies and services, or other act pursuant to Operator’s agency hereunder, without Lessee’s prior written authorization.

2.2.27 perform such other tasks as are customary and usual in the operation of a RockResorts branded hotel consistent with the Hotel’s facilities and operations and the Operating Standard.

2.2.28 cause the transition of operating supplies, brochures, sales collateral and other items bearing the name and certain Trademarks of Operator to be in accordance with the expenditure levels and timetable set forth on Exhibit H hereto.

2.3 Operating and Capital Budfiets.

2.3.1 On or before sixty (60) days after the Effective Date, Operator shall prepare and submit to Lessee for Lessee’s review and Approval, in its sole discretion, a proposed “Operating Plan and Budget” for the initial Operating Year, and on or before October 1, 2005, and thereafter by October 1st of each year, Operator shall prepare and submit to Lessee for Lessee’s review and Approval, in its sole discretion, a proposed Operating Plan and Budget for the succeeding Operating Year. Each proposed Operating Plan and Budget shall be prepared in accordance with Operator’s standard internal planning and budgeting processes and shall contain the following items and otherwise be in a form approved by Lessee, in its sole discretion:

(a) Operator’s reasonable projections of revenues and expenses and the components thereof for the forthcoming Operating Year. These projections shall be (i) itemized in departmental schedules (including undistributed expenses), and (ii) broken down on a monthly basis and also represented in summary form (i.e., the Operating Plan and Budget shall include a monthly forecast of revenues and expenses for each operating department). These projections shall be zero based and detail each Line Item of revenue and expense. Assumptions forming the basis of such schedules shall be presented in narrative form and all schedules shall include current year forecasts, prior year actual results for the comparable time period, appropriate variances from budgeted performance and an executive summary of all relevant information. These projections shall incorporate a narrative description of the Operator’s plans and goals, including, without limitation: (i) a schedule of expenses that result in compensation, or other benefits to Operator or its Affiliates, including all Reimbursable Expenses (separately identifying amounts to be paid to Operator Affiliates or third parties pursuant to strategic alliances, service or procurement arrangements consummated by Operator or Operator Affiliates, on Exhibit E), (ii) a list of all vendors to whom aggregate payments are estimated to exceed Twenty Thousand Dollars ($20,000).

(b) A separate projection of the Base Fee, and the Incentive Fee, if any, to be paid for the forthcoming Operating Year together with the calculation thereof.

(c) A one (1)-year budget (itemized on a monthly basis) and three (3)-year plan of the amounts to be allocated or contributed to the Reserve Fund and all anticipated capital expenses of the Hotel, together with a written narrative summary describing capital expenditures identified therein, the recommended priority of such expenditures and the need for such expenditures and a payback analysis (if requested by Lessee). Such budgets and plan shall identify each project with appropriate detail, together with such additional information, as Lessee shall reasonably request relating to any such anticipated capital expenditures.

(d) A monthly projection of cash flow, anticipated distributions to, or funds required of Lessee, and required Working Capital Balance.

(e) The program for advertising and marketing the Hotel for the forthcoming fiscal year containing a reasonably detailed budget itemization of the proposed expenditures by category. Assumptions forming the basis of such budget itemization shall be presented in narrative form. Such advertising and marketing program may include advertising in which the Hotel participates with one or more other hotels owned or operated by Operator and/or its Affiliates, in which case the cost shall be equitably apportioned in a manner approved by Lessee. Such narrative shall address, without limitation, but to the extent applicable, items such as positioning statements, the rate schedule, discounting policies, staffing, incentive compensation plans, proposed advertising commitments (schedule, medium, estimated cost), promotions, sales trips/blitz schedule and target market mix.

(f) A staffing plan by department, with the title of each position, the number of employees at each position, the hours worked and amount paid to each employee, the estimated departmental cost thereof, and a schedule of all employees whose annual total compensation in any one year is projected to exceed $75,000 (as adjusted in accordance with the annual changes in the CPI) (with a description of the total compensation package for all employees paid a base salary in excess of such amount, including the dollar equivalent value of any car allowance, housing allowance or other benefits, the salary paid each such employee for the prior year and the current year with a detailed explanation of any changes in salary from the prior year) and an explanation of any proposed changes from the previous year’s Operating Plan and Budget.

(g) A monthly schedule of the average occupancy and average daily rate for the Hotel during the current Operating Year and the actual average occupancy and average daily rate for the Hotel during the immediately preceding Operating Year (provided that, in respect of the first twelve (12) months following the Effective Date, Lessee makes available to Operator the pertinent historical data) and a projected annual average occupancy rate and average daily rate for the Hotel for the succeeding Operating Year, along with budgeted room-nights and average rate by demand (market) segment.

(h) A detailed budget of the maintenance department, including planned purchases, replacements and repairs of FF&E with breakdowns of labor costs, and key maintenance or energy reduction projects proposed.

(i) A detailed incentive compensation plan and calculation of incentive compensation incorporated in the Operating Plan and Budget.

(j) Planned personnel changes by department.

(k) Anticipated grants of Complimentary Rooms and Services and the rationale therefor, together with the projected impact on revenue.

Prior to Approval by the Lessee of the initial Operating Plan and Budget, the current operating budget of the Hotel shall constitute the “Operating Plan and Budget.”

2.3.2 The Parties acknowledge that the planning and budgeting process is an important factor in the successful operation of the Hotel. Operator shall submit to Lessee its proposed Operating Plan and Budget for the following year on or before October 31 of each year during the term of this Agreement. Lessee shall submit to Operator its comments and proposed revisions to the proposed Operating Plan and Budget and Plan within forty five (45) days after its receipt thereof. Approval of any proposed Operating Plan and Budget submitted to Lessee shall be deemed to have been obtained if Lessee does not provide Operator with objections within forty five (45) days after receiving the proposed Operating Plan and Budget and (ii) thirty (30) days after receiving a notice from Operator (delivered in accordance with the notice provisions of this Agreement) citing this Section (i.e., that if Lessee does not respond within such period that such proposed Operating Plan and Budget shall be deemed approved by Lessee and requesting Approval or disapproval of the proposed Operating Plan and Budget), which notice may not be delivered earlier than fifteen (15) days after delivery of the proposed Operating Plan and Budget to Lessee. Lessee and Operator shall discuss any objections provided by Lessee, and Operator shall then submit written revisions to the proposed Operating Plan and

Budget within fifteen (15) days following such discussions whereupon the Operating Plan and Budget shall be subject to Approval by Lessee. Notwithstanding anything to the contrary in the foregoing, Lessee shall have the right to object to or request changes to any aspect of any proposed Operating Plan and Budget if (a) the objection or change would not be reasonably likely to impair Operator’s ability to earn an Incentive Fee, (b) the objection or change would not be reasonably likely to impair Operator’s ability to fulfill its obligations under this Agreement (if not waived by Lessee), and (c) the objection or change would not be reasonably likely to impair Operator’s ability to operate or maintain the Hotel consistent with the Operating Standard. To the extent that the Lessee and Operator agree to revisions, the proposed Operating Plan and Budget (modified to reflect such revisions) shall become the Operating Plan and Budget for the next Operating Year. If Lessee and Operator, despite their good faith efforts, are unable to reach final agreement with respect to those elements of the Operating Plan and Budget that would prevent (a) (b), or (c) above, for an Operating Year by January 1 of that Operating Year, until such time as Lessee and Operator are able to agree upon an Operating Plan and Budget and with respect to all or any portion of the proposed Operating Plan and Budget which is in dispute, such portion of the Operating Plan and Budget shall be the previous year’s Operating Plan and Budget, adjusted by CPI, provided that such portion of the proposed Operating Plan and Budget which is in dispute is a recurring item. Operator and Lessee agree to utilize best efforts to develop the initial Operating Plan and Budget within thirty (30) days after execution of this Agreement. 2.3.3 Operator and Lessee recognize that the budgeting process is a key aspect of their relationship, and each agrees that the Operating Plan and Budget shall be prepared and considered with appropriate diligence and after reasonable consideration of relevant factors. Operator shall use its best efforts to achieve the results projected in the Operating Plan and Budget and shall operate the Hotel in a manner, and in accordance with operating policies, consistent with the Operating Plan and Budget. Lessee acknowledges that the Operating Plan and Budget is an estimate of the financial results of the Hotel for the applicable Operating Year based on facts believed by Operator to be reasonable at the time of preparation of the Operating Plan and Budget, and as such does not constitute a guarantee of actual results by Operator.

2.3.4 Notwithstanding any provision of this Agreement to the contrary, but subject to Section 2.3.5, Operator shall have no right to incur any Capital Expenditures without Lessee’s prior written approval. Such approval request shall include reasonably detailed back-up documentation including, without limitation, lien releases, bids and invoices as appropriate. The intent of Lessee and Operator is that, except as expressly provided in this Agreement to the contrary, all Capital Expenditures must be approved in writing (e-mail and facsimile transmissions acceptable) by Lessee; provided, however Operator may require Lessee to perform such upgrades (i.e., Lessee shall not have the right to reject the inclusion of the proposed expenditures therefor in the Operating Plan and Budget or require revisions to the Operating Plan and Budget to remove the proposed expenditures for such upgrade items), if such upgrades are required to keep the Hotel in safe operating condition. Any dispute as to whether or to what extent Lessee is obligated to perform any upgrades or modifications to the Hotel pursuant to this Section 2.3.4 shall be resolved by an Expert, with the Expert applying the tests set forth in this Section 2.3.4 in order to determine whether Lessee is obligated to perform any such upgrades or modifications to the Hotel.

2.3.5 Conformity to Operating Plan and Budget. Operator will, subject to a Force Majeure event, operate the Hotel in accordance with the Operating Plan and Budget and in a commercially reasonable, business-like manner, as agent of Lessee, with the objective of optimizing the financial performance of the Hotel. Lessee and Operator acknowledge, however, that the Operating Plan and Budget is a budget based upon assumptions believed to be reasonable at the time of its preparation and, as such, is only an estimate of the results of operation and other activity with respect to the Hotel. Notwithstanding the foregoing, Lessee understands and agrees as follows:

(a)                    Certain expenses provided for in the Operating Plan and Budget for any month in an Operating Year will vary based on the utilization of the Hotel; and, accordingly, to the extent that utilization projected for the Hotel in a particular Operating Plan and Budget category for any month in an Operating Year exceeds the utilization projected for such category in the approved Operating Plan and Budget for such month, such category of the approved Operating Plan and Budget shall be deemed to include corresponding increases in variable expenses, provided the applicable margin as calculated as a percentage of revenues, has not decreased from such levels approved in the Operating Plan and Budget, except as considered reasonable due to a shift in business mix or changes to RevPAR driven by occupancy increases, coupled with a decrease in rate, provided the margin in this case does not decrease by more than three percent (3%) of the applicable margin percentage.

(b)                   Operator shall have the right to pay all Uncontrollable Expenses without reference to the amounts provided for in respect thereof in the approved Operating Plan and Budget and the Capital Expenditures Budget and FF&E Budget for any Operating Year.

(c)                    If any expenditures are required on an emergency basis to avoid damage to the Hotel or injury to persons or property, Operator shall make such expenditures, as may reasonably be required to avoid or mitigate such damage or injury, even if the amounts of such expenditures are not provided for or within the amounts provided for in the approved Operating Plan and Budget, the Capital Expenditures Budget and the FF&E Budget for the Operating Year in question. Expenditures covered in this subsection (c) are limited to those less than $50,000 individually. Expenditures in excess of $50,000 require the Operator to use commercially reasonable efforts to contact the Lessee for approval of such expenditure in advance of disbursement. If Lessee cannot be contacted within a reasonable period of time specific to each circumstance, Operator shall nevertheless retain the rights stated herein.

(d)                   Subject to Lessee’s right to direct Operator to contest such Legal Requirements or violation as set forth in this Agreement, if any expenditures are required to comply with any Legal Requirements which, if not complied with may, in Operator’s good faith determination, (i) give rise to criminal liability on the part of either Operator or Lessee, or (ii) materially threaten the operation of the Hotel in accordance with the terms of applicable Legal Requirements, or (iii) give rise to the potential for imminent damage to material components of the Hotel, Operator may make such reasonable expenditures as may be necessary to comply with such Legal Requirements even if the amounts of such expenditures are not provided for or are not within the amounts provided for in the approved Operating Plan and Budget, the Capital Expenditures Budget or the FF&E Budget for the Operating Year in question. Expenditures covered in this subsection (c) are limited to those less than $50,000 individually. Expenditures in excess of $50,000 require the Operator to use commercially reasonable efforts to contact the Lessee for approval of such expenditure in advance of disbursement. If Lessee cannot be contacted within a reasonable period of time specific to each circumstance, Operator shall nevertheless retain the rights stated herein.

Notwithstanding anything to the contrary contained herein, in the event Operator incurs expenses for the Hotel that are in excess of that set forth in the approved Operating Budget by more than ten percent (10%) during the first Operating Year, eight percent (8%) during the second Operating Year, and five percent (5%) during each subsequent Operating Year, in any major accounting category (as set forth in the Uniform System of Accounts), and five percent (5%) in the aggregate during the first Operating Year, four percent (4%) during the second Operating Year or three percent (3%) during each subsequent Operating Year, Operator shall promptly thereafter notify Lessee of such event or expenditure and deliver to Lessee a variance report delineating the excess expenditures; provided, however, Lessee hereby acknowledges that any such variance shall not, in and of itself, constitute a breach under this Agreement. Following Lessee’s receipt of such variance report, upon Lessee’s request, within 15 days of such request Operator shall meet with Lessee to discuss: (i) the basis for such excess expenditures, and (ii) a remedial plan (“Remedial Plan”) to avoid such excess expenditures in the future, which shall be prepared by Operator in draft form and presented to Lessee at the meeting. If the parties cannot agree upon a mutually acceptable Remedial Plan, either party may require the parties to meet as soon as reasonably practicable.with a mutually agreed upon Expert to discuss and develop a mutually acceptable Remedial Plan. Following the mutual acceptance of a Remedial Plan, Operator shall use its good faith efforts to comply with such Remedial Plan. In the event Operator continues to exceed the expenses set forth in the Operating Budget or fails to comply with the mutually agreed upon Remedial Plan; to the extent such noncompliance is not the result of (i) an Uncontrollable Expenditure, (ii) excused by Force Majeure, or (iii) increases in expenses properly arising out of occupancy and/or utilization of Hotel facilities in excess of projections contained in the Operating Budget, Operator shall credit the Lessee with the amount of such excess expenditures on an annual basis. To the extent the Remedial Plan does not specify, non-compliance will be governed by this section.

(i)                        Notwithstanding anything to the contrary in 2.3.5(b), but subject to Lessee’s indemnification obligations to Operator under the section below, Lessee shall have the right to contest Operator’s expenditure of any Uncontrollable Expenditure and the propriety of such Uncontrollable Expenditure (excluding any expenditures for insurance and/or utilities, which Operator shall be entitled to make in accordance with 2.3.5(b). Such contest shall be governed by the dispute resolution provision contained in this Agreement. During the pendency of such dispute resolution procedure, Operator shall not make any expenditures for such disputed Uncontrollable Expenditures.

(ii)                     Notwithstanding anything to the contrary in 2.3.5(d), Lessee shall have the right to contest any expenditures made or contemplated by Operator pursuant to such Section, provided that during the pendency of such dispute resolution procedure, Operator may make such expenditures set forth in 2.3.5(d)(i) and (ii).

2.4                     Bank Accounts.

2.4.1 Lessee shall establish and maintain the Operating Accounts at a bank or banks designated by Lessee for the disbursement of monies in connection with the management and operation of the Hotel. The Operating Accounts shall at all times be in the name of the Hotel or such other name as Lessee may approve, and shall be used exclusively in connection with the operation of the Hotel and the performance of the terms of the terms and conditions of this Agreement; provided that representatives of Operator or Hotel Personnel designated by Operator from time to time who are bonded or otherwise insured to Lessee’s reasonable satisfaction, shall be authorized signatories of such account. Lessee shall be entitled to designate one or more representatives who are authorized to draw checks on the Operating Accounts, but the signature of a representative of Lessee shall not be required in order for Operator to make withdrawals from the Accounts. Operator shall, immediately upon Lessee’s request, take all steps necessary to effect such authority, including the execution of appropriate signature cards, advice to banks of the authority of Operator and Lessee, and the adoption, execution and delivery of appropriate resolutions and other documentation requested by financial institutions.

2.4.2 Lessee shall furnish information necessary for the printing of all Operating Account checks, which will bear the name of the Hotel. All bank accounts (including the Operating Accounts), bank balances, bank statements, advice, paid checks, blank checks and other related records established in connection with the Ownership or operation of the Hotel, shall be the sole property of Lessee, subject to Operator’s rights under Section 2.4.1 and Section 2.10 below.

2.4.3 Operator shall reconcile the month-end recorded balances to the bank statements on a monthly basis and, pursuant to Section 2.6 below, deliver to Lessee a copy of the reconciliation’s and a photocopy of the original bank statements, including, if requested by Lessee, canceled checks and other bank notices.

2.5                     Distributions to Lessee; Requests for Working Capital; Payment of Penalties.

2.5.1 Distribution. No later than the twentieth (20th) day of each month, Operator shall remit to Lessee out of the Operating Accounts the Distribution Amount; provided, however, that in any event, Operator shall not be obligated to disburse the Distribution Amount until such date as the Operating Accounts contain in the aggregate more than the Working Capital Balance and each succeeding disbursement to Lessee of the Distribution Amount shall not occur until such date as the sums contained in the Operating Accounts again exceed the Working Capital Balance (i.e., at any time the Operating Accounts contain in excess of the Working Capital Balance, Lessee will be paid the Distribution Amount in the sum of all amounts in excess of the Working Capital Balance contained in the Operating Accounts pursuant to this Section 2.5.1). Each distribution shall be paid (by check, wire transfer or such other method designated by

Lessee) to Lessee at Lessee’s address then in effect hereunder for receipt of notices hereunder by Lessee, or at such other place as Lessee may, from time to time, designate in writing to Operator. In the event that Operator distributes more or less than is required under this Section 2.5.1 in any month, Operator shall correct such over or under payment by adjusting the Distribution Amount for the following month and shall notify Lessee in writing of such adjustment.

2.5.2 Requests for Additional Working Capital. Pursuant to Section 2.6 below, Operator shall furnish Lessee monthly statements showing the cash balances in the Operating Accounts. Following submission of any such monthly statement or any interim statement prepared by Operator showing a cash balance in the Operating Accounts of less than the Working Capital Balance, accompanied by a written request by Operator for funds in the amount of the deficit or such lesser amount as, in Operator’s reasonable judgment, is unlikely to be generated from the projected operations of the Hotel during the succeeding month, within ten (10) days after Lessee’s receipt of such request and such evidence as Lessee may reasonably request regarding Operator’s request and calculation of the funds needed, Lessee shall cause sufficient funds to be deposited into the Operating Accounts to assure that the Hotel shall have adequate working capital as contemplated by this Agreement.

2.5.3 Operator Not Obligated to Advance Own Funds. Except as expressly set forth in this Agreement, neither Operator or any of its Affiliates shall be required to advance of its or their own funds to or for the account of Lessee, nor shall Operator or any of its Affiliates be obligated under this Agreement to incur any liability, unless and until Lessee has furnished to Operator, or has committed to furnish to Operator in a manner reasonably acceptable to Operator, sufficient funds to enable such liability to be discharged. Should it be necessary for the Operator or any of its Affiliates to advance funds to or for the account of Lessee for the payment of operating or personnel expenses of the Hotel, such advances will accrue interest at an interest rate equal to the thirty-day London InterBank Offered Rate (commonly known as “LIBOR”) plus 500 basis points. Any such advances, plus accrued interest, would be immediately due and payable by Lessee to Operator.

2.5.4 Late Payment Penalties. Operator shall be responsible for, and shall pay with its own funds (which amount shall not be reimbursable by Lessee), any penalties or charges incurred as a result of late payment of any obligation of the Hotel unless (i) such penalty or charge results from insufficient available funds and Operator has notified Lessee in writing that funds were needed to pay such obligation at least ten (10) business days in advance, or (ii) Lessee has not provided Operator with a copy of any related contract or other evidence of such obligation and Operator is not otherwise aware of such contract or obligation. Notwithstanding the foregoing, Operator may, without responsibility for any resulting penalties or charges, pay certain obligations past their due date if Operator reasonably believes it is to Lessee’s benefit to do so under prudent and sound cash management principles. Utility expenses, real estate taxes and any other obligations to governmental bodies are expressly not included in the preceding sentence.

2.6 Monthly Reports. Operator will provide the Monthly Reports to Lessee no later than twenty (20) days after the last day of the preceding month (and such other reports and financial information as may reasonably be required by Mortgagee), which reports shall pertain to the immediately preceding month and shall be certified as being true, and correct and complete in all material aspects by the general manager or controller of the Hotel, and shall be in a form reasonably satisfactory to Lessee.

2.7 Quarterly Reports. Operator will provide to Lessee by the 20th day following each calendar quarter each of the following reports (and such other reports and financial information as may be required by any Mortgagee and as Lessee may reasonably request from time to time), certified by the Hotel’s Controller or one of the Operator’s Executive Personnel.

2.7.1 If materially different from the then approved Operating Plan and Budget, three (3) month cash flow forecast for the immediately succeeding quarter, including without limitation, cash requirements, and the timing thereof for the same periods;

2.7.2 A quarterly operating statement which shall include the following details:

•                             quarterly operating results, with RevPAR for the Hotel and a comparison of the current quarter’s operating results to those contained in the Operating Plan and Budget and to the same quarter for the previous year; and

•                             written variance report for all variances, if any, from the Operating Plan and Budget in excess of both (i) 10% of the budgeted departmental, undistributed or fixed expense, and (ii) $5,000.

•                             a reconciliation of approved Line Items set forth in the Operating Plan and Budget to the actual amount of the expenses incurred during the current quarter.

•                             an executive summary containing a brief narrative summary of performance by major departments, financial results, capital expenditures and other pertinent financial information relating to the Hotel;

•                             a litigation summary;

•                             detail of cost ratios for each department and explanations for fluctuations and variances from the approved Operating Plan and Budget;

•                             a payroll register; and

•                             a detailed description of all amounts paid to Operator or any Affiliates or national vendors of Operator.

2.8 Annual Financial Statements; Audits.

2.8.1 Within thirty (30) days after the end of each Operating Year, Operator shall prepare and deliver to Lessee each of the following with respect to such Operating Year: a balance sheet, a statement of earnings and retained earnings, and a statement of cash flows.

2.8.2 In addition to the foregoing, if requested by Lessee, Operator shall cause an audit of the books and records of the Hotel to be performed by the Independent Auditor, such audit to be completed and a report to be furnished within ninety (90) days after the end of such Operating Year. The audited financial statements shall include a balance sheet, income statement and statement of cash flow and a statement of the Gross Revenue (if not shown on the income statement) prepared in accordance with Generally Accepted Accounting Principles accompanied by an opinion with regard thereto, if obtainable, of the accounting firm performing such audit. The cost of the annual audit shall be an Operating Expense of the Hotel.

2.8.3 Lessee and Lessee’s designated agent(s) shall, at any time throughout the term of this Agreement, have the right to examine and inspect the books and records of the Hotel (and make any copies thereof), the operations of the Hotel and all other services and materials provided to the Hotel or allocated to it by Operator or any Affiliate of Operator upon reasonable prior notice by Lessee to Operator; provided, however, Lessee shall also be entitled to conduct spot audits or examinations of the same without prior notice from time to time.

2.8.4 Any examination or inspection pursuant to this Section 2.8 shall be conducted in such a fashion as to interfere as little as reasonably practicable with Operator’s normal business operations and shall be performed at Lessee’s expense. In the event the audit shows an aggregate Gross Operating Profit variance of five percent (5%) or less, then Operator shall correct any misstatements as shown by the audit, and the cost of the audit shall be at Lessee’s expense. Lessee shall not be responsible for failure to discover any defalcations during any audit or inspection of the financial records. Operator shall cooperate with Lessee and the Independent Auditor in connection with any such audit and shall promptly make available to Lessee and Lessee’s auditor any and all information relating to the Hotel that they may reasonably request in connection with such audit.

2.9 Capital Improvements. From and after the Effective Date, the following provisions shall apply as to the maintenance, repair, and improvement of the Hotel:

2.9.1 The Hotel (including the Hotel building, adjacent grounds, FF&E, Hotel equipment, and operating supplies) shall be maintained, repaired, and improved by Operator at Lessee’s expense, subject to the applicable Lessee-approved Operating Plan and Budget, to permit operation of the Hotel in accordance with the Operating Standard. In furtherance of the covenants of this Section 2.9.1, Operator shall arrange for the completion of all Capital Improvements necessary for the operation and maintenance of the Hotel in accordance with the Operating Standard to the extent approved by Lessee pursuant to Section 2.3.4 above. If requested by Lessee, Operator or an Operator Affiliate shall provide construction management services in connection with Renovations, pursuant to a separate agreement. The scope of and compensation for such services shall be mutually agreed to by Lessee and Operator, or the relevant Operator Affiliate.

2.9.2 Once each calendar month, Operator shall transfer from the Operating Accounts into the Reserve Fund an amount equal to two percent (2%) during the first Operating Year, three percent (3%) during the second Operating Year, and four percent (4%) during each Operating Year thereafter, of the Gross Revenues for each such month during the Term. The amount to be contributed to the Reserve Fund is an estimate of amounts required for the purposes set forth in this section, and does not represent a cap on the amount of funds that may be necessary for the repairs and replacements contemplated herein in order to meet the Operating

Standard. Lessee shall maintain the Reserve Account and shall be the sole signatory thereto, unless otherwise required by the Mortgagee. In order for Operator to withdraw funds from the Reserve Account, Operator shall request such funds from Lessee or Mortgagee, as applicable, and provide Lessee or Mortgagee with a description of the amounts needed in accordance with the Operating Plan and Budget. The balance in the Reserve Fund shall be set forth in each Lessee-approved Operating Plan and Budget. All interest earned on funds on deposit from time to time in the Reserve Fund shall remain in and become part of the Reserve Fund. All funds at any time on deposit in the Reserve Fund shall be the property of Lessee and shall be returned to the full control of Lessee upon the expiration or earlier termination of this Agreement. All funds on deposit in the Reserve Fund at the conclusion of each Operating Year, shall roll over to the following Operating Year and be considered incremental to the applicable funding requirements for each Operating Year. To the extent of Capital Expenditures provided for in the Operating Plan and Budget or when necessary to address an emergency Capital Expenditure or repair requirement, Lessee may fund Capital Improvements and repairs out of the Reserve Fund at its discretion.

2.9.3 Operator acknowledges that based only upon a visible inspection, the public areas of the Hotel appear to be in good condition and that no renovation, improvement, or other Capital Improvement (but in any extent excluding routine maintenance) should be required to operate the Hotel in accordance with the Operating Standard for the first two (2) Operating Years of the Term. Nevertheless, the foregoing in no way limits Operator’s right to require renovations, improvements, or other Capital Improvements reasonably necessary to maintain the Hotel in accordance with the Operating Standard, subject to the approval of Lessee if such approval is required pursuant to Section 2.3.

2.9.4 All changes, repairs, alterations, improvements, renewals or replacements of FF&E and Capital Expenditures to the Hotel shall be the property of Lessee.

2.10 Books and Records. From and after the date of this Agreement, in accordance with the standard procedures of Operator and its Affiliates, Operator shall cause separate books of account and other records relating to or reflecting the results of the operation of the Hotel to be kept in accordance with Generally Accepted Accounting Principles and the Uniform System. Such books of account and records shall be maintained at the Hotel at all times. Notwithstanding the foregoing, Operator shall not be authorized to write down or write off any receivables of the Hotel in excess of One Thousand Dollars ($1,000) each, or which, taken in the aggregate with other write offs for such year, exceed Ten Thousand Dollars ($10,000), without Lessee’s prior written approval. All books of account and other financial records shall be available to Lessee at all reasonable times for examination, audit, inspection, and copying. All books, records and other information required to be delivered to Lessee hereunder shall be in a format compatible with Lessee’s software. All of the financial books and records pertaining to the Hotel, including books of account, front office records, and guest information, shall be the property of Lessee and upon termination of this Agreement, shall be turned over forthwith to Lessee, so as to ensure continuity in the operation of the Hotel; provided, however, that Lessee shall provide Operator with copies of such documents and such other information (at Operator’s expense) as may be reasonably requested by Operator, for use only for preparation of Operator’s tax and other financial records or other legitimate business purpose, consistent with good faith competition in the ordinary course of business in the hotel industry.

2.11 Employment of Hotel Personnel and Executive Personnel.

2.11.1 Operator shall be responsible for and shall have the sole and exclusive right to screen, test, cause background checks to be performed, interview, hire, promote, discharge, supervise, train, transfer and determine the terms of employment of the Executive Personnel and, through the Executive Personnel, all other Hotel Personnel. Operator shall take all prudent and commercially reasonable actions to cause the Hotel to comply with all Legal Requirements regarding the interviewing, hiring, promotion, discharge, supervision, training and transfer of all Hotel Personnel. All such Hotel Personnel shall be employees of Operator or one of Operator’s Affiliates. Subject to Section 3.5, Operator may, from time to time, assign one or more of its employees to the staff of the Hotel on a full-time, part-time or temporary basis; provided that Operator shall use commercially reasonable efforts to find an employee having qualifications equal to or greater than the employee that such employee is replacing (if commercially reasonable under the circumstances provided, further, Operator may not transfer or reassign any of the Executive Personnel to any other RockResorts hotel without the bona fide, unsolicited and independent request of the executive seeking to relocate or the request or consent of Lessee, within the first three (3) years of such executive’s employment start date at the Hotel. In addition, Operator will not, in any single Operating Year, reassign or transfer more than one (1) member of the Executive Personnel without the bona fide, unsolicited and independent request of the executive or with the consent of Lessee. The initial and any subsequent General Manager, controller, director of operations, and director of sales and marketing of the Hotel shall be subject to the prior approval of Lessee in its sole and absolute discretion, which approval shall be deemed given with respect to the individuals in such positions on the Effective Date. Notwithstanding the foregoing, Operator shall have the right, in its sole and absolute discretion, to appoint an interim General Manager, director of operations, controller and director of sales and marketing if, after having proposed at least two individuals for the position in question, Lessee has withheld such approval for each of such individuals. Operator shall nonetheless, following the appointment of the interim personnel for the position in question, continue to use its reasonable diligence in identifying, recruiting and presenting qualified candidates to the Lessee for Lessee’s consideration and approval for the position in question. From the time that the applicable position is vacated until such time as either Lessee has approved a General Manager, controller, director of operations or director of sales and marketing, or Operator has appointed an interim General Manager, director of operations, controller or director of sales and marketing, as provided above, Operator may appoint an acting General Manager, director of operations, controller or director of sales and marketing for each respective position until such time as a permanent or interim individual is appointed (provided that the costs associated with the employment of such acting General Manager, controller or director of sales and marketing, other than salary, shall be limited to reasonable out-of-pocket costs). Notwithstanding the provisions of this Section 2.11, and subject to the exclusions contained in Lessee’s indemnification obligations pursuant to Section 10.7 and to Lessee’s right to approve the Operating Plan and Budget, all costs, expenses and liabilities relating to Hotel Personnel shall be expenses of operating the Hotel and shall be set forth in the Operating Plan and Budget (subject to Section 2.2.1). Further, Operator shall not be liable for any expenses or costs related to any Hotel Personnel, including long term disability, costs related to Workers Compensation claims, accrued vacation, and all other benefits and compensation Claims and obligations arising from employment relationships preceding such Hotel Personnel’s initial employment date with Operator. Operator shall exclusively supervise the employees of the Hotel, including, without limitation, the Executive Personnel. With the exception of Notice provided in accordance with Section 10.5, Lessee shall exclusively communicate with Operator through Operator’s Corporate Employees or the General Manager of the Hotel, concerning the Hotel.

2.11.2 Lessee shall also have the right to approve all employee compensation packages where the total compensation in any one year is likely to exceed Seventy-Five Thousand Dollars ($75,000) annually (projecting an incentive compensation award based on attainment of the budgeted Cash Flow Before Incentive Fee) (as adjusted in accordance with the change in the CPI from December 2004 to the month of December preceding the Operating Year for which salaries are being determined), with such approval not to be unreasonably withheld or delayed. Operator shall submit to Lessee the employee’s name and the employee’s proposed base salary and benefits including allocated expenses and projected incentive compensation award, if any; Lessee shall have five (5) business days thereafter within which to notify Operator in writing as to whether Lessee approves or disapproves of such compensation package; if Lessee fails to so notify Operator, Lessee shall be deemed to have approved such salary and compensation package.

2.11.3 Operator will negotiate, subject to Lessee’s right to have a representative present at any time, with any labor union lawfully entitled to represent employees of the Hotel. Operator shall not enter into any collective bargaining agreements or labor contracts with respect to employees of the Hotel without the prior written consent of Lessee, which consent shall not be unreasonably withheld or delayed.

2.11.4 With respect to employee benefits for non-union Hotel Personnel, Operator shall be entitled, either directly or through an Affiliate, to adopt and offer to such Hotel Personnel the same or comparable group insurance and retirement plans for non-union employees that are available through Operator to other hotels and resorts managed by Operator and/or its Affiliates that employ non-union workers, provided that such cost is set forth in the applicable Operating Plan and Budget. All costs associated with such group insurance and retirement plans shall be Operating Expenses of the Hotel.

2.11.5 Notwithstanding the other provisions of this Section 2.11, all costs and expenses relating to Hotel Personnel, including, without limitation, salaries, fringe benefit fund payments and other union-mandated benefits, vacations, holidays, usual and customary severance payments, WARN Act, health insurance, pension and retirement plans, any payment required as a result of the collective bargaining relationship between the Hotel and any labor organization, shall be Operating Expenses of the Hotel.

2.11.6 Operator shall be entitled to withdraw from the Operating Accounts sufficient funds to pay all wages, salaries, fringe benefits and other compensation paid or payable with respect to Hotel Personnel.

2.11.7 Operator shall secure bookings for the Hotel through Operator’s sales and reservations offices and other distribution and sales systems, and shall encourage the use of the

Hotel by tourists, special groups, travel agencies, airlines, and other recognized sources of hotel business. Operator shall include the Hotel in all sales programs and publications that it uses to market its other RockResorts hotels and resorts.

2.12 Hotel Marketing Program.

2.12.1 Operator shall develop and implement a specific marketing program for the Hotel (with the cost thereof to be an Operating Expense), following Operator’s policies and guidelines for its RockResorts brand, which will provide for the planning, publicity, internal communications, organizing, and budgeting activities to be undertaken, and which may include the following:

(a)                      production, distribution, and placement of promotional materials relating to the Hotel, including materials for the promotion of employee relations.

(b)                     development and implementation of promotional offers or programs that benefit the Hotel and are undertaken by Operator;

(c)                      attendance of Hotel Personnel at conventions, meetings, seminars, conferences and travel congresses;

(d)                     selection of and guidance to, as required, advertising agency and public relations personnel; and

(e)                      preparation and dissemination of news releases for national and international trade and consumer publications.

2.12.2 Development and implementation of the Hotel’s individual marketing program will be accomplished substantially by Hotel Personnel, with periodic assistance from Corporate Personnel with marketing and sales expertise. Any such assistance rendered by Corporate Personnel shall be at no cost to Lessee or the Hotel.

2.12.3 On request from Lessee, Operator shall communicate periodically with Lessee regarding the Hotel’s marketing and sales program.

2.13 Automation. Operator (a) will not install in the Hotel any computer hardware and wiring, or information systems, including licensed proprietary software systems that must be removed by Operator upon termination of this Agreement without the prior written Approval of Lessee, which consent may be withheld by Lessee in its sole and absolute discretion, (b) will provide Lessee with a written list of all software utilized in the Hotel by or for Operator, and (c) if requested by Lessee, will request and use reasonable efforts to obtain extensions of any software or information system licensing agreement for up to ninety (90) days following the termination of this Agreement.

2.14 Limitations on Operator’s Authority. Notwithstanding the general grant of authority given to Operator under Section 2.2 above or any other provision of this Agreement and in addition to the various other provisions of this Agreement that prohibit Operator from taking certain actions, or which allow certain actions only if Lessee’s consent thereto has been obtained, Operator shall not, without the prior written Approval of Lessee, which Approval Lessee may withhold in its sole and absolute discretion (i) take any of the actions listed below unless funds therefor are set aside in the Operating Plan and Budget, or (ii) except as specifically provided below, perform any of the following actions in connection with the Hotel and on behalf of or burdening Lessee:

(a) Institute legal proceedings involving monetary Claims in excess of Twenty Five Thousand Dollars ($25,000) not covered by insurance or as to which an insurer denies coverage or “reserves rights;”

(b) Purchase goods, supplies and services from itself or an Affiliate, unless included in the approved Operating Plan and Budget and subject to the provisions contained elsewhere in this Agreement, including, without limitation, Sections 1.2, 2.2 and 2.8;

(c) Acquire any land or interest therein;

(d) Finance, refinance or mortgage any portion of the Hotel (including any equipment in connection with its operations) or the revenue due to Lessee therefrom;

(e) Sell (other than dispositions of FF&E, fixed asset supplies and operating supplies in the ordinary course of business as provided for in this Agreement), or otherwise transfer, pledge or place any lien on the Hotel or any portion thereof (other than judgment liens in favor of Operator with respect to amounts properly owed to Operator under or in connection with this Agreement);

(f) In the event of a total or partial condemnation, consent to any award or participate in any condemnation proceeding, except as expressly provided for in this Agreement;

(g) Enter into any lease, renew or allow any lease to automatically renew (unless such renewal is not optional on the part of landlord) or modify or terminate any lease;

(h) Enter into any agreement that would cause Lessee to incur pension or other employee retirement obligations after the expiration or termination of this Agreement; or

(i) Enter into any obligation that causes a lien to be placed on the Hotel or Real Property.

ARTICLE 3

MANAGEMENT FEE AND REIMBURSABLE EXPENSES

3.1       Management Fee.

3.1.1 For each Operating Year, Lessee shall pay Operator, for the services to be provided pursuant to this Agreement, the Management Fee calculated as follows:

(a) the Base Fee, plus

(b) the Incentive Fee.

Notwithstanding any provision of this Agreement to the contrary, (A) except as expressly provided in this Section 3.1.1 and Section 3.3 below, the Management Fees are intended to be the sole fees, consideration or compensation payable to Operator or its Affiliates in connection with the operation of the Hotel to compensate Operator for all management oversight costs of the Hotel), (B) Management Fees shall be computed separately for each Operating Year and shall not be accumulated from Operating Year to Operating Year.

3.1.2 The Base Fee shall be calculated and paid monthly in arrears based on the actual monthly Gross Revenue for the Hotel and shall be payable on the fifteenth (15) day of each calendar month during the term and at the expiration or sooner termination of the Term. The Incentive Fee shall be paid annually on the earlier of (a) the date that is fifteen (15) business days after receipt by Lessee of the Annual Financial Statements for the applicable Operating Year or (b) ninety (90) days after the end of such Operating Year.

3.1.3 Within thirty (30) days after Lessee receives the Annual Financial Statements for each Operating Year, Operator shall cause to be prepared and delivered to Lessee the Fee Statement, and appropriate adjustments shall be made for any overpayment or underpayment of the Management Fee and other amounts paid pursuant to Section 2.11, and any other fees and charges during such Operating Year. The Party owing money as a result of the overpayment or underpayment during such Operating Year shall pay such amount to the other Party within thirty (30) days after the Fee Statement has been delivered by Operator to Lessee. In the event that an audit discloses any discrepancy with the Fee Statement, the audit shall control and Operator or Lessee, as applicable, shall make a payment in the amount determined by the audit to the other party to correct for the error in the Fee Statement.

3.1.4 The Management Fee for the entire Lockout Period shall be equal to the greater of (i) the Base Fee and the Incentive Fee earned for the Lockout Period, or (ii) an average of $15,000 per month (i.e. $180,000 per annum). If the Base Fee for the last three months of the Lockout Period exceeds 3% of Adjusted Gross Revenues for such period, Operator shall credit to Lessee the amount of such excess ($45,000 - (.03 X Adjusted Gross Revenues)) at the completion of the second twelve month period in the Term.

3.2       Intentionally Deleted.

3.3       Reimbursement of Expenses.

3.3.1 Lessee shall reimburse Operator for all Reimbursable Expenses incurred by Operator in connection with the performance of this Agreement. Any costs and expenses reimbursed pursuant to this Section shall constitute Operating Expenses and shall be paid out of the Hotel Operating Accounts to Operator.

3.3.2 Notwithstanding any provision hereof to the contrary, in the event of any renovation of the Hotel, Lessee shall have the right in its discretion to directly control the disbursement of the payment of renovation expenses including, without limitation, the right to review and approve invoices and confirm the completion of work, the delivery of materials and the provision of services prior to making any payment.

3.4       Place and Means of Payment.

3.4.1 All amounts payable to either Party under this Agreement shall be paid in United States Dollars in immediately available funds.

3.4.2 All payments made to a Party by the other Party under this Agreement shall be made at the place for the giving of notice to the receiving Party set forth in Section 10.5, or to such other place as the receiving Party shall designate in accordance with the notice provisions of Section 10.5.

3.4.3 Unless otherwise stated herein, any and all amounts that may become due to a Party from the other Party hereunder shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by the receiving Party, at the annual rate of the lesser of: (a) ten percent (10%), and (b) the maximum rate allowed by applicable law; provided that no interest shall be payable on amounts owed by Lessee to Operator that Operator is authorized to pay directly to itself under the terms of this Agreement (unless there are insufficient funds in the Hotel Operating Account and Lessee has failed to provide adequate funds following request by Operator in accordance with this Agreement).

3.5       No Right of Setoff. All obligations of any party to make payments under this Agreement are absolute and unconditional and not subject to any rights of setoff.

ARTICLE 4

TERM AND TERMINATION

4.1       Term of Agreement. Operator’s services pursuant to this Agreement shall commence as of the Effective Date and shall end, unless this Agreement shall be earlier terminated as provided in this Agreement, on the Expiration Date.

4.2       Events of Default. Subject to the other provisions of this Agreement dealing with termination, if at any time during the term of this Agreement any of the events set forth in this Section 4.2 (“Event of Default”) occurs and continues beyond the applicable grace period, if any, the non-defaulting Party may, at its option, terminate this Agreement by giving notice to the other Party specifying a date, not earlier than thirty (30) days after the giving of such notice, when the Agreement shall terminate. In addition to its right of termination, the non-defaulting Party shall be entitled to pursue all other remedies available to it under applicable law as a result of such Event of Default. Events of Default by Lessee, Operator, or either Party, are as follows:

4.2.1 a failure by a Party to pay any fees, expenses, or any other amounts due the other Party pursuant to this Agreement and such failure is not cured within ten (10) days following written notice thereof from the non-defaulting Party;

4.2.2 a material breach of any representation, warranty, or covenant in this Agreement, or a default in the performance of any obligation hereunder, which is not cured within thirty (30) days following written notice thereof from the non-defaulting Party; provided that, an Event of Default shall not exist, if curing the breach or default is not possible within the thirty (30) day period and the defaulting party commences to cure the breach or default within the thirty (30) day period and thereafter proceeds diligently and in good faith to complete the cure, and completes such cure within ninety (90) days after receipt of the original notice;

4.2.3 the taking of any action by a Party toward dissolution of its operations; the filing by either Party of a general assignment for the benefit of creditors; the entry of a judgment of insolvency against a Party; the filing by either Party of a voluntary petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws or regulations; the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of a Party’s assets or the conduct of its business; an order for relief against a Party under applicable bankruptcy, insolvency, or similar debtor relief laws or regulations; or the. giving of notice by either Party to any governmental body of insolvency or pending insolvency or suspension of operations;

4.2.4 failure of either Party to perform, keep or fulfill any of the other covenants, undertakings or obligations (other than a failure to pay money described in Section 4.2.1 above) set forth in this Agreement, if (i) such failure has or could have a material adverse affect on the operation of the Hotel or the rights and duties of either Party hereto, and (ii) such failure is not cured within thirty (30) days after written notice specifying such failure is received by the defaulting party from the non-defaulting Party; provided that, an Event of Default shall not exist, however, if curing the breach or default is not possible within the thirty (30) day period and the defaulting party commences to cure the breach or default within the thirty (30) day period and thereafter proceeds diligently and in good faith to complete the cure and completes such cure within ninety (90) days after receipt of the original notice;

4.2.5 any act or omission by Operator or its Affiliate that causes or otherwise materially contributes to the denial and/or loss of any liquor license held by Operator or Lessee for the operation of the Hotel or any component thereof;

4.2.6 willful misconduct, fraud, theft or breach of fiduciary duty by Operator;

4.2.7 willful misconduct, fraud or theft by the Corporate Personnel

4.3 Lessee shall have the right to terminate this Agreement upon the occurrence of either:

(i) Beginning in the twelve months ending April 30, 2006 and continuing through the end of the Term, if in any two (2) twelve month periods ending April 30 (each, a “Performance Test Period”), actual Cash Flow Before Incentive Fees for the Hotel is less than the following: (i) $290,000 for the twelve months ending April 30, 2006; (ii) $1.2 million for the twelve months ending April 30, 2007; (iii) $1.5 million for the twelve months ending April 30, 2008; and (iv) $1.5 million, adjusted annually by seven percent (7%) for any twelve month period ending April 30 thereafter (each dollar threshold a “Performance Test Base”). Each Performance Test Base is subject to adjustment as a result of (i) Force Majeure events, or (ii) renovations and other capital programs which take portion of the Hotel out of service and have a material adverse impact on the operating results of the Hotel, excluding, however, the proposed development of additional residential units on the current Real Property as described in Recital A above, provided such development does not cause hotel rooms to be out of service, a reduction in spa capacity, or a reduction in operating hours of food & beverage outlets, that have a material adverse impact on the operating results of the Hotel. Notwithstanding the foregoing, Operator shall have a right to cure any failure to attain the Performance Test Base. In order to effectuate a cure (if Operator elects to do so), within thirty (30) days following its receipt of a termination notice, Operator shall pay to Lessee a cure amount equal to the difference between the actual Cash Flow Before Incentive Fees and the Performance Test Base for the applicable Performance Test Period. If such cure amount is greater than $50,000, then Lessee shall have the right to reject the offer of payment of the cure amount and terminate this Agreement; or

(ii)       Operator is not managing at least five (5) luxury hotels or resorts under the RockResorts name.

If Lessee desires to terminate this Agreement pursuant to this Section 4.3, Lessee shall give notice to Operator. This Agreement shall terminate thirty days after the delivery of such termination notice if Operator fails to effectuate such cure within the thirty-day period provided for above. Notwithstanding any provision in this Agreement to the contrary, the Termination Fee shall not be payable by Lessee to Operator in the event that Lessee terminates this Agreement pursuant to this Section 4.3.

Lessee and its Affiliates shall also have the right, without Operator’s consent, to transfer the Hotel in a bona fide, arm’s-length sale to an independent third-party transferee unencumbered by this Agreement. Lessee shall give Operator written notice of the proposed termination as soon as reasonably practicable, but in no event less than thirty (30) days prior to any such transfer. If Lessee does not so exercise such termination right in connection with such a transfer, then Lessee shall promptly provide to Operator such information regarding the proposed purchaser as Operator may reasonably request. Any notice of termination given pursuant to this Section 4.3 shall be deemed ineffective if the related transfer to the purchaser thereafter is not consummated. With respect to any termination of this Agreement effected pursuant to this Section 4.3, Lessee shall pay to Operator the Termination Fee.

Lessee and its Affiliates may also sell, transfer or otherwise convey (including any ground lease) the Hotel or Lessee’s interest therein, without the express prior written consent of Operator, to a Qualified Transferee. Lessee’s liability hereunder shall terminate upon such assignment. Provided that this Agreement is not being terminated in accordance with the terms hereof in connection with such transfer, any transferee of the Hotel shall assume and agree to perform all of Lessee’s duties, obligations and liabilities herein contained pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Operator.

4.4 Operator’s and Lessee’s Responsibilities Upon Termination.

Upon termination of this Agreement for any reason, the following shall be applicable:

(i)                        Any and all reasonable and necessary expenses arising as a result of such termination or as a result of the cessation of Hotel operations by Operator (including expenses arising under this Section 4.4) shall be for the sole account of Lessee, and Lessee shall reimburse Operator immediately on receipt of any invoice or invoices from Operator for any expenses, including those arising from or in connection with the involuntary termination of the employment of Hotel Personnel (with severance benefits as approved by Lessee on a case by case basis) incurred by Operator in the course of effecting the termination of this Agreement or the cessation of Hotel operations by Operator.

(ii)                     Lessee shall pay Operator all Management Fees, Centralized Services Charges, Reimbursable Expenses and other amounts due Operator under the terms of this Agreement through the termination date. This obligation is unconditional and shall survive the termination of this Agreement (including all amounts owed to Operator that are not fully ascertainable as of the termination date), and Lessee shall not have or exercise any rights of setoff, except to the.extent of any outstanding and undisputed payments owed to Lessee by Operator under this Agreement. In the alternative, subject to verification by Lessee, Operator shall have the right to pay itself the foregoing fees and charges, expenses and other amounts then due to it out of any available funds in the Bank Accounts. Any dispute over payments claimed due and owing to Operator shall be subject to the dispute resolution provisions of Section l0.7.

(iii)                  Operator shall peacefully vacate and surrender the Hotel to Lessee on the effective date of such termination, and the Parties shall execute and deliver any termination or other necessary agreements either Party shall request for the purpose of evidencing the termination of this Agreement.

(iv)                 Operator shall assign and transfer to Lessee all contracts, leases and other similar commitments respecting the Hotel, and the books and records of the Hotel in accordance with Section 4.4(vi) below, excluding in either case those that constitute Operator’s Proprietary Information; provided, however, Lessee acknowledges that Operator may not have the ability to transfer to Lessee the continuing benefits of any national contracts upon termination of this Agreement and agrees that such contracts, leases, and agreements will not be assigned, transferred or continued after such date.

(v)                    Lessee shall honor, and shall cause any successor operator to honor, all business confirmed for the Hotel, and for which consideration has been received, with reservations (including, without limitation, reservations made in good faith by Operator for employee complimentary rooms, Frequency Program, or pursuant to Operator’s other promotional programs) dated after the effective date of the termination in accordance with the terms of such bookings as accepted by Operator. Reservations for complimentary rooms and services that were not entered for the benefit of the Hotel, whether or not consistent with the Operating Plan and Budget, including reservations entered for employee complimentary rooms, marketing of the RockResorts brand, or as rewards under Operator’s frequent stay program, shall be reimbursed by Operator at the applicable average room rate. Upon termination of this Agreement for any reason, Operator shall provide Lessee with a copy of the Hotel Guest Information. Lessee will assume and fully indemnify Operator with respect to any advance deposits received by Operator, on behalf of the Hotel. In addition, upon the expiration or termination of this Agreement, all of the books of account and financial records that are the property of Lessee shall be turned over forthwith to Lessee so as to ensure the continuity of Hotel operations, but all of such information shall be retained by Lessee and made available to Operator at the Hotel, at all reasonable times, for inspection, audit, examination and copying (at Operator’s expense) for at least four (4) years subsequent to the date of such expiration or termination.

(vi)                 Operator shall assign to Lessee its interest (if any) in, and Lessee shall have the continuing responsibility for all obligations and liabilities relating to, any and all contracts (including, without limitation, collective bargaining agreements leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to the Hotel as of the date of termination of this Agreement, and Lessee shall confirm its obligations in writing if requested by Operator. Operator shall not be obligated to assign employee benefit, employee insurance and 401(k) plans that are maintained and administered at the corporate level for employees of multiple facilities.

(vii)              Neither Lessee nor Operator, nor any person acting on behalf of Lessee or Operator, shall directly or indirectly hold itself or the Hotel out to the public as being or remaining (or otherwise associated with) RockResorts, or any other hotel or resort owned or managed by Operator or its Affiliates. Lessee shall immediately take all steps reasonably requested by Operator to disassociate the Hotel and Lessee from the Operator Trademarks, and shall in any event delete all Operator Trademarks from the Hotel name and cease to use all FF&E and operating supplies bearing any of the Operator Trademarks on the effective date of termination. If Lessee fails to remove Operator Trademark-bearing Hotel signage on or prior to the effective date of the termination, Operator shall have the right, at Lessee’s expense, to remove and retain all such interior and exterior signage, provided however, that Operator shall reimburse Lessee for any damage resulting from such removal. Lessee shall cease using and Operator shall have the right to remove from the Hotel, on or before the effective date of the termination, all operations manuals, policy statements and the like, and any other Operator Proprietary Information.

(viii)           Operator shall have the right to remove and use at other properties that it or its Affiliates own or manage, any and all signs, brochures, supplies, and other items bearing Operator Trademarks, but not the Lessee Trademarks. To the extent that Lessee paid for such items, and such items are new and reusable at one or more RockResorts properties, Operator shall reimburse Lessee for such items at cost. Lessee may retain items purchased for the account of Lessee and paid for by Lessee that bear only the Lessee Trademarks. Operator shall destroy items bearing both the Lessee Trademarks and the Operator Trademarks, without financial obligation on the part of Operator. To the extent that the quantities of such items on hand are consistent with the Operating Plan and Budget, adjusted for usage, Operator shall have no obligation to reimburse Lessee for such items. Items on order, stored in warehouse facilities, or on consignment with suppliers as of the Expiration Date or other date of termination of this Agreement, shall be handled in like manner.

(ix)                   As of the effective date of the termination, Operator shall remove all computer and electronic files containing Operator Proprietary Information from the Hotel and shall disconnect the Hotel from the Operator’s reservations systems and related software applications, provided that Lessee is assured immediate and uninterrupted access to guest data, reservations, financial and other information, non proprietary to Operator, and pertaining specifically to the Hotel, in form usable by Lessee’s system. Operator shall promptly complete the orderly transfer and conversion of any of Lessee’s records and data stored in a format incompatible with Lessee’s system, and shall provide reasonable assistance to Lessee in facilitating the transfer of any of Lessee’s records and data to other formats not then in use by Lessee. To the extent Operator has leased any computer equipment or telephone equipment for use at the Hotel in accordance with the provisions of this Agreement pursuant to chain-wide programs for the acquisition or leasing thereof, Lessee shall have the right, at its option, either to request that any such lease be transferred to Lessee (to the extent the same are transferable without the consent of third parties) or that Operator seek to buy out the equipment covered by any such lease, at Lessee’s sole cost. Any such lease transfer or buy-out shall be subject to the consent or approval of the third party Lessor of such equipment. If not assignable or if the same cannot be bought out, Operator shall remove all such equipment from the Hotel at any time on or after the effective date of termination of this Agreement, but in no event later than fourteen (14) days thereafter.

(x)                      Notwithstanding anything contained in this Agreement to the contrary, all time periods specified herein with respect to the termination of this Agreement shall be extended whenever necessary to avoid the imposition of a requirement that Hotel Personnel be provided with pay in lieu of the minimum Sixty (60) days notice specified by the Worker Adjustment Retraining and Notification Act (“WARN Act”). If Lessee elects not to extend the Termination Date, it shall indemnify Operator for any pay in lieu of notice and other damages that Operator is required to pay under the WARN Act.

State of Colorado, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use, and occupancy of the Hotel.

In the event that Operator cannot place the foregoing insurance at premiums and otherwise on terms and conditions (including amounts of coverage and deductibles) at least as advantageous to Lessee as the premiums and other terms and conditions available to Lessee under blanket insurance policies available to Lessee from time to time, then Lessee may arrange for such insurance at Lessee’s cost and expense. If Lessee desires to place its own insurance, Lessee shall provide Operator with at least sixty (60) days prior written notice to such effect.

Notwithstanding anything to the contrary in the Agreement, Operator shall not place any insurance with respect to the Hotel under this Agreement unless and until such insurance has been reviewed and approved by Lessee.

5.2       Special Conditions or Hazards. Operator shall disclose to the Lessee the presence of any condition or hazard within the Knowledge of Operator, and Lessee shall likewise disclose to Operator, the existence of any condition or hazard within the Knowledge of Lessee, to the extent that such condition or hazard may create or contribute to any Claims, damages, losses, or expenses not typically insured against by the coverages specified in Section 5.1 (a). If any such condition or hazard requires removal, abatement, or any other special procedures, such special procedures shall be performed at Lessee’s expense in compliance with all Legal Requirements. Conditions or hazards to which this Section 5.2 refers include: latent risks to health such as asbestos, silicosis, toxic or hazardous chemicals, and waste products; hazards to the environment such as underground storage tanks; and latent or patent toxic, nontoxic, abrasive, or irritant pollutants. At Lessee’s expense, Operator shall endeavor to obtain appropriate insurance coverage against such conditions and hazards to protect the interests of both Operator and Lessee.

5.3       Casualty Insurance.

5.3.1 Subject to Section 5.4 below, Lessee shall, at all times during the term of this Agreement, and at Lessee’s cost and expense, keep the Hotel buildings, and their contents, insured (through Operator’s insurance programs or Lessee’s own insurers) for the benefit of Lessee and Operator, as their interests may appear:

(a) against “all risks” of physical loss or damage for the Full Replacement Value thereof, in form no less comprehensive than ISO Form CP 10 30 (ED 10/91), as amended from time to time, and without exclusion for loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief, sprinkler leakage, volcanic action, breakage of glass, falling objects, weight of ice and snow or sleet, water damage, weather conditions, or collapse;

(b) against such other “all risk” perils, including earthquake and flood, commonly insured against by a Difference in Conditions insurance policy in such amounts as are obtainable from time to time, but in no event in amounts less than those required under the terms of the Mortgage(s);

(c) on equipment for the supply or control of heat, light, power, hot water, cold water, gas, refrigeration, or air conditioning against direct or consequential loss or damage, as customarily covered under a Boiler and Machinery policy with a comprehensive definition of insured equipment, in the amount of at least Five Million Dollars ($5,000,000) or amounts as Lessee may from time to time reasonably require;

(d) for such other risks (including loss to fine arts, accounts receivable, valuable papers and records, electronic media and records, and shipments in transit) that, at the time, are commonly insured against by Lessees of hotel premises in the State of Colorado, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use, and occupancy of the Hotel; and

(e) against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities) in form no less comprehensive than ISO Form CP 00 30 (10/91), as amended from time to time, resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; such coverage shall: be on an “Actual Loss Sustained” basis in an amount equal to at least one (1) year’s expected net income before income tax (calculated according to Generally Accepted Accounting Principles and t|ie Uniform System), plus continuing normal Operating Expenses, including Operator’s Management Fee, Reimbursable Expenses and other amounts payable to Operator under this Agreement, that necessarily continue, notwithstanding the business interruption; the insurance shall also provide “extended period of indemnity” or “extended business income” provisions for payment of loss until normal operations resume, but in any event for a period of not less than one hundred eighty (180) days after business operations have resumed; the insurance shall also include an “ordinary payroll” endorsement for a minimum of ninety (90) days.

Notwithstanding anything to the contrary in the Agreement, Operator shall not place any insurance with respect to the Hotel under this Agreement unless and until such insurance has been reviewed and approved by Lessee.

5.4       Parties Insured and Amounts of Coverage.

5.4.1 The carriers of all insurance policies provided by Lessee or Operator under this Agreement shall be rated no less than A-, in the most recent “Best” insurance guide and shall be licensed in the State of Colorado and shall be subject to the Approval of Lessee and Operator. All insurance policies provided for in this Article 5 shall include:

(a) Operator and Lessee as parties insured thereunder, as their interests may appear;

(b) where appropriate and/or as required by any Mortgage, endorsement(s) in favor of Mortgagee(s), as its interest may appear;

(c) where appropriate (including the insurance provided for in Section 5.1(a)), the insurer’s waiver of subrogation rights against Operator and Lessee; and

(d) a requirement that the insurer provide at least thirty (30) days’ written notice of cancellation or material change in the terms and provisions of the applicable policy and ten (10) days’ written notice of cancellation for non-payment of premiums.

5.4.2 All insurance carriers and programs shall be subject to the reasonable Approval of Lessee, Operator and any Mortgagee. If the insurance referred to in Section 5.3.1 could be obtained at lower premiums and otherwise on terms and conditions including amounts of coverage and deductibles more advantageous to Lessee under blanket insurance policies available to Operator from time to time, then Lessee or Operator may request that such insurance be placed by Operator at Lessee’s cost and expense, subject to the provisions of this Section 5.4.

5.4.3 In the event that either Party desires to make a change in the carrier, type or amount of any of the insurance policies to be maintained under this Agreement, it shall notify the other Party of the desired change at least sixty (60) days in advance of the expiration of the current policy proposed to be changed. The parties shall promptly thereafter meet to discuss and resolve any questions or disagreements with respect to the proposed change, and each Party agrees not to withhold or delay its consent unreasonably to any such proposed change requested by the other Party so long as such requested change is consistent with the standards described in this Article 5. In any event, the parties agree to work diligently and in good faith to resolve any disagreements with respect to the proposed change as quickly as possible so that a determination of the coverage to be maintained for any period of time can be made at least sixty (60) days in advance of the expiration date of the policy or policies proposed to be changed.

5.5       Evidence of Insurance.

5.5.1 As soon as practicable, the Party responsible for providing the insurance coverages under this Article 5 shall provide the other Party with certificates of insurance evidencing that the applicable insurance requirements of this Agreement have been satisfied. As soon as practicable prior to the expiration date of each such policy, the Party obtaining such insurance shall provide the other Party with updated certificates s evidencing renewal of existing or acquisition of new coverages. Upon the request of either Party, the other party shall provide a certified copy of any renewed or new policy

5.5.2 On request, each Party shall furnish the other with a schedule of insurance obtained under this Article 5, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies, and the risks covered thereby.

5.6       Reports by Operator. Operator shall promptly:

5.6.1 cause to be investigated all accidents and Claims for damage relating to the operation and maintenance of the Hotel, as they become known to Operator, and shall report to Lessee any such incident in which the claimant is seeking more than $5,000 or with respect to which, Operator projects the exposure to be greater than $5,000;

5.6.2 cause to be investigated all damage to or destruction of the Hotel, as it becomes known to Operator, and shall report to Lessee any such incident that appears to require repair expenditures of greater than $5,000, together with the estimated cost of repair thereof;

5.6.3 prepare any and all reports required by any insurance company as the result of an incident mentioned in this Section 5.6, acting as the sole agent for all other named insureds, additional insureds, mortgagees, and loss payees; and

5.6.4 retain on behalf of Lessee all consultants and experts, including architects, engineers, contractors, accountants, and attorneys, as needed, and at Lessee’s expense, to assist in analyzing any loss or damage, determining the nature and cost of repair, and preparing and presenting any Proofs of Loss or Claims to any insurers (with Lessee’s prior written consent in the event that the total cost exceeds $15,000).

5.7       Review of Insurance. All insurance policy limits provided pursuant to this Article 5 shall be reviewed by the Parties every year following the Effective Date, or sooner if reasonably requested by Operator, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing three (3) years. Lessee and Operator hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate changes or additions to types or amounts of coverage during the term of this Agreement. Lessee agrees to comply with any other insurance requirements Operator reasonably requests in order to protect the Hotel and the respective interests of Lessee and Operator.

ARTICLE 6

MORTGAGES

6.1       Right To Mortgage Hotel.

6.1.1 Lessee shall have the absolute and unrestricted right from time to time in its sole and absolute discretion to encumber its interest in all of the assets that comprise the Hotel, any part thereof, or any interest therein, including the leasehold interest in real estate on which the Hotel is constructed, the Hotel building and all improvements thereto, and all FF&E and hotel equipment and operating supplies placed in or used in connection with the operation of the Hotel and all accounts, receivables and other personal property relating to the Hotel, as contemplated in any Mortgage that is entered into by Lessee. In connection with any financing for the Hotel, Lessee shall have the right, subject to Section 6.2 below, to assign to any Mortgagee as collateral security for any loan secured by the Mortgage, all of Lessee’s right, title, and interest in and to this Agreement. Lessee shall provide Operator with the name and address of any Mortgagee of Lessee. Any Mortgagee’s interest in the Hotel, Real Property and other assets of Lessee or Lessee that comprise the Hotel shall be senior to the rights and interests of Operator or any Affiliate thereof.

6.1.2 Operator agrees that no notice of a default to Lessee shall be of any force or effect unless Operator shall simultaneously give notice thereof to the Mortgagee by registered or certified mail at the address that it has provided to Operator in writing. Any Mortgagee shall have forty-five (45) days from the date it receives notice from Operator of a default to cure any non-monetary default of Lessee and twenty (20) days from the date it receives notice from Operator to cure any monetary default of Lessee; provided that, (a) a Mortgagee shall have no obligation to cure or attempt to cure any default, (b) if a Mortgagee cures a default within the applicable cure period, this Agreement shall not be terminated by Operator, and (c) if a Mortgagee (or its successor, assignee or nominee) acquires title to the Hotel through foreclosure, deed in lieu of foreclosure or other similar manner and this Agreement has not previously been terminated, Operator shall not have the right to terminate this Agreement in connection with any default of Lessee arising prior to the transfer of title, but Operator shall retain all of its rights and remedies under this Agreement with respect to any post-transfer default by Mortgagee or any successor-in-interest of Mortgagee.

6.1.3 On reasonable advance notice from a Mortgagee, Operator shall accord to such person or entity and its agents the right to enter on any part of the Hotel at any reasonable time for the purposes of examining, inspecting, or making extracts from the books of account and financial records of the Hotel; provided, however, that any expenses of such activities shall be Operating Expenses of the Hotel; and provided, further, that Operator shall have the right to schedule such activities at times when a Senior Manager is at the Hotel and available to coordinate the activities of such Mortgagee or its agents.

6.2       Assignment of Management Agreement; Subordination Agreement. Lessee may freely assign this Agreement to any Mortgagee and on request at any time and from time to time during the term of this Agreement, Operator shall execute, acknowledge, and deliver to Lessee or any Mortgagee a Subordination Agreement confirming that this Agreement is subordinate to the Mortgage held by such Mortgagee (and may result in a termination of this Agreement upon foreclosure depending upon the express terms and conditions of such Subordination Agreement). Operator expressly acknowledges and agrees that it shall not be entitled to object to, and Operator will execute, any proposed Subordination Agreement that except, and to the extent this Agreement is terminated under the terms and conditions of the Subordination Agreement or otherwise by Mortgagee, (i) does not prevent Operator from receiving Management Fees under the terms of this Agreement or (ii) does not result in a material and adverse change to the amount of Management Fees or to the terms and conditions for the payment of the Management Fees; (iii) does not materially and adversely increase Operator’s potential liability hereunder and (iv) does not increase the time period prior to which Operator is entitled to terminate this Agreement on Lessee default.

6.3       Estoppel Certificate. On request at any time and from time to time during the term of this Agreement, Operator shall execute, acknowledge, and deliver to Lessee or any Mortgagee within ten (10) days following Lessee’s request therefor, a certificate: (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications); (b) stating whether, to the best knowledge of the signatory of such certificate, any default exists, including any Event of Default, and if so, specifying each default of which the signatory may have knowledge; and (c) providing any additional information reasonably requested by Lessee or Mortgagee; provided, however, that in no event shall Operator be required to agree to any modifications or waivers with respect to this Agreement or other agreements in effect between the Parties.

ARTICLE 7

DESTRUCTION; TAKING

7.1       Casualty/Condemnation. If the whole or any part of the real or personal property used in the operation of the Hotel is damaged or destroyed by a peril, or upon a Taking of either the fee interest in or a perpetual easement on the Hotel, then Lessee shall either (i) repair, restore, replace, or rebuild the Hotel as nearly as is reasonably possible to the value, condition, and character of the Hotel immediately prior to the occurrence of the damage, destruction, or Taking, or terminate this Agreement without the payment of any termination fee.

ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

ASSIGNMENT

9.1       Restrictions on Assignment.

9.1.1 Except as expressly provided otherwise in Section 4.3, Section 6.1 or Section 9.2, Lessee shall not assign, pledge, encumber, or otherwise transfer in any manner its interest in this Agreement without the prior consent of Operator. Any transfer by Lessee in violation of the terms of this Section 9.1.1 shall be void and of no force as to Operator and shall be considered an event of default.

9.1.2 Except as otherwise provided in this Agreement, Operator shall not assign, pledge, encumber, or otherwise transfer its interest in this Agreement without the prior consent of Lessee. Any transfer by Operator in violation of the terms of this Section 9.1.2 shall be void and of no force as to Lessee.

9.1.3 Subject to Section 9.2 below, for purposes of this Article 9, the terms “assign” and “assignment” include a reference to:

(a) all direct and indirect transfers of the rights or obligations of the Parties under this Agreement and all direct and indirect transfers of any beneficial interest in such rights or obligations;

(b) any transfer of an aggregate of more than fifty percent (50%) (measured by fair market value or voting power) of the equity ownership interests (whether partnership interests, corporate stock or otherwise), including any transfer of any beneficial Ownership of such interests, by an investor or investors of either Party during any consecutive twelve-month period;

(c) any transfer of an aggregate of more than fifty percent (50%) (measured by fair market value or voting power) of the equity ownership interests (whether partnership interests, corporate stock or otherwise), including any transfer of any beneficial Ownership of such interests, by an investor or investors of any constituent owner of either Party during any consecutive twelve-month period;

(d) any change in the actual or effective voting control of either Party or a constituent owner of either Party; and

(e) a sale or transfer of all or a substantial part of the assets or other business interests of Operator.

9.2       Notwithstanding the terms and conditions of Section 9.1:

9.2.1 Operator expressly understands and agrees that notwithstanding anything to the contrary in this Agreement and without the same being deemed an assignment, pledge, encumbrance, or other transfer:

(a) Any direct or indirect owner of a membership, partnership or other interest in Value Enhancement Fund V, L.P., VEF V Holdings, LLC, or VEF Group Management, LLC (collectively, “VEF”) may freely sell, assign or otherwise transfer any direct or indirect interest in VEF without the consent of Operator;

(b) Any direct or indirect owner of a membership, partnership or other interest in Pharos Cordillera, LLC or Pharos Group, LLC (collectively, “Pharos”) may freely sell, assign or otherwise transfer any direct or indirect interest in Pharos without the consent of Operator;

(c) Lessee may restructure ownership of the Hotel by conveying the same to entities controlled by Constituent owners of Lessee as tenants-in-common and transferring Lessee’s interest in this Agreement to an operating entity (controlled by such Constituent owners) without fee interest in the Hotel, provided that with respect to Lessee’s obligations and indemnifications hereunder, at Lessee’s option: (1) such tenants in common remain jointly and severally liable for such obligations and indemnifications (in which case, Lessee will deliver to Operator a fully-executed counterpart original of the document reflecting same), or (2) an entity or entities having aggregate net worth equal to the then current value of 100% of the equity ownership interests in the Hotel from time to time shall jointly and severally guarantee such obligations and indemnifications up to an amount equal to the value of such interests from time to time (in which case, Lessee will deliver to Operator a fully-executed original guaranty in form and substance reasonably acceptable to Operator), or (3) Lessee provides such other assurance of the payment of liabilities resulting from such obligations and indemnifications as is acceptable to Operator;

(d) A Constituent owner, partner or member of Lessee may transfer interests in Lessee to another Constituent owner, partner or member of Lessee;

(e) A Constituent owner, partner or member of Lessee may transfer its non- controlling interest in Lessee to any individual or entity, in each case without the prior consent of Operator;

(f) Lessee may assign this Agreement to the Fee Owner or any party that controls Fee Owner; and

(g) Lessee may sell or transfer its interest in the Hotel to any entity that is an Affiliate of Lessee and has assumed and agreed in writing to be bound by all of the terms of this Agreement (such writing referred to herein as the “Assignment and Assumption Agreement”) and has delivered a fully-executed counterpart original of the Assignment and Assumption Agreement to Operator.

In the event that Lessee or Fee Owner transfers a leasehold or ownership interest to an entity that is a competitor of Operator in the management of luxury resort properties, creating a circumstance where, in Operator’s sole judgment, Operator Proprietary Information could not be effectively protected from misappropriation or disclosure, Operator shall have the right to terminate this Agreement, effective prior to the completion of the transfer of the leasehold or ownership interest to the competitor.

9.2.2 (a) Notwithstanding anything to the contrary in this Agreement, in no event shall Lessee’s consent be required for any assignment, pledge, encumbrance or other transfer of (i) Operator’s interests in this Agreement or any interests in Operator to an Affiliate of Operator, or (ii) any interests in properties owned or managed by Operator or an Affiliate of Operator or in any entity owning a direct or indirect interest in Vail Properties; it being expressly understood and agreed by Lessee and Operator that such assignments, pledges, encumbrances and other transfers shall be freely permitted without the consent of Lessee. It shall be a condition to any assignment or other transfer of Operator’s interests in this Agreement (but not to any assignment or transfer of direct or indirect interests in Operator or any other entity) that the assignee or transferee of this Agreement has assumed and agreed in writing to be bound by all of the terms of this Agreement (such writing referred to herein as the “Operator Assignment and Assumption Agreement”) and has delivered a fully-executed counterpart original of the Operator Assignment and Assumption Agreement to Lessee.

(b) Operator agrees to give Lessee not less than thirty (30) days prior written notice (the “Transfer Notice”) of any proposed assignment or transfer of Operator’s interests in this Agreement. Upon receipt of any Transfer Notice, Lessee shall have the right, by giving written notice (the “Termination Notice”) to Operator not earlier than twenty (20) days and not later than thirty (30) days after the giving of the Transfer Notice by Operator, to terminate this Agreement if Operator has not demonstrated to Lessee’s reasonable satisfaction prior to the giving of such Termination Notice that, immediately after the assignment or transfer described in the Transfer Notice, Operator (or its assignee or transferee of this Agreement, if applicable) will have access to the hotel management expertise of RockResorts and its subsidiaries to substantially the same degree as Operator (or its assignor or transferor of this

Agreement, if applicable) had immediately prior to such assignment or transfer. Upon any such termination pursuant to this Section 9.2.2 (b), the provisions of Section 4.4 hereof shall apply, and the Termination Fee shall not be payable by Lessee.

9.3       Effect of Permitted Assignments. Consent to any particular assignment shall not be deemed to be consent to any other assignment or waiver of the requirement that consent be obtained in the case of any other assignment. Notwithstanding anything to the contrary in this Agreement, upon any such assignment or other transfer of Lessee’s or Operator’s interests in this Agreement, as the case may be, that complies with the terms and conditions of Section 9.1.1, 9.1.2, 9.2.1 or 9.2.2, (1) the assignor or transferor (and its Affiliates and their respective officers, directors, shareholders, partners, members, agents, employees) shall be released and relieved from all liabilities and obligations under this Agreement arising or accruing on or after the effective date of the assignment or transfer, and (2) if and to the extent assumed by the assignee or transferee, the assignor or transferor (and its Affiliates and their respective officers, directors, shareholders, partners, members, agents, employees) shall be released and relieved from all such liabilities and obligations arising or accruing prior to the effective date of the assignment or transfer, and Lessee or Operator, as the case may be, shall look only to and have the right to enforce this Agreement directly and only against the assignee/transferee and its successors and assigns for the satisfaction of any such obligations. In the case of an assignment by Lessee, Operator shall be entitled to continue operating the Hotel under the terms and conditions hereunder for the remainder of the Term and shall earn its fees hereunder; provided, however, and notwithstanding Section 9.2 to the contrary, Lessee shall be entitled to assign or transfer Lessee’s interest in the Hotel or this Agreement to any assignee/transferee that does not meet the criteria of Section 9.1.1 or Section 9.2 without Operator’s consent but in such case, Lessee shall send Operator written notice and, whether or not Lessee sends such notice, Operator shall have the right to terminate this Agreement and, if such termination takes place during the Lockout Period, Operator shall be entitled to the Lockout Termination Fee.

9.4       Sale of the Hotel. Nothing in this Article 9 shall in any way restrict the right of Lessee to sell the Hotel and terminate this Agreement in accordance with the provisions of Section 4.3 hereof.

ARTICLE 10

MISCELLANEOUS

10.1     Compliance With Legal Requirements. Lessee and Operator shall, as an Operating Expense of the Hotel, endeavor to ensure that such aspects of the business being conducted at the Hotel over which they have direct control are in full compliance with all Legal Requirements. Lessee shall act in a manner consistent with prudent business judgment with respect to providing adequate funds to comply with applicable Legal Requirements.

10.2     Governing Law. This Agreement and all disputes relating to the performance or interpretation of any term of this Agreement shall be construed in accordance with and governed by the laws of the State of Colorado applicable to contracts to be performed entirely within that jurisdiction.

10.3     Waivers, Modifications, Remedies. No failure or delay by a Party to insist on the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. Neither this Agreement nor any of its terms may be changed, waived, discharged, or terminated except by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge, or termination is sought. No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. The remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by law or in equity.

10.4     Severability of Provisions. If a court of competent jurisdiction or an arbitrator determines that any term of this Agreement is invalid or unenforceable to any extent under applicable law, the remainder of this Agreement (and the application of this Agreement to other circumstances) shall not be affected thereby, and each remaining term shall be valid and enforceable to the fullest extent permitted by law.

10.5     Notices. All notices, consents, determinations, requests, Approvals, demands, reports, objections, directions, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective on the date upon which such communications are delivered by facsimile, or by DHL, Federal Express, or other similar courier service or by the United States Postal Service or its successor after being deposited in the United States Mail as Express Mail or as registered or certified matter, postage prepaid, return receipt requested, addressed as follows:

If to Operator:	RockResorts International, LLC 2401 East Second Ave., Suite 600 Denver, Colorado 80206 Attention: Ed Mace Phone: (720) 945-2488 Fax: (720) 945-2499

RockResorts International, LLC 137 Benchmark Road Avon, Colorado 81620 Attention: Martha D. Rehm Phone: (970) 845-2927 Fax: (970) 845-2928

With a copy to:	Squire Sanders & Dempsey L.L.P. Two Renaissance Square 40 North Central Ave., Suite 2700 Phoenix, Arizona 85004 Attention: Richard F. Ross, Esq. Phone: (602) 528-4018 Fax: (602) 253-8129

If to Lessee:	Colorado Hotel Operator, Inc. Pharos Group, LLC 175 E. 400 South, Suite 607 Salt Lake City, UT 84111-2351 Phone: (801) 961-7600 Fax: (801) 961-7601 Attn: Harry Rosenthal

With a copy to:	VEF Advisors, LLC 3340 Peachtree Road, NE Tower Point 100, Suite 1660 Atlanta, GA 30326 Phone: (678) 538-1915 Fax: (678) 538-1916 Attention: Stan Breon

With a copy to:	Hotel Asset Value Enhancement, LLC 651 Main Road Tiverton, RI 02878 Phone: (401) 816-0222 Fax: (401) 816-0195 Attention: Michelle Russo

With a copy to:	Paul Hastings, Janofsky & Walker 515 South Flower Street, 25th Floor Los Angeles, CA 90071 Attention: Alan Weakland Phone: (213) 683-6241 Fax: (213) 996-3241

or at such other address as the Party to whom the notice is sent has designated in accordance with the provisions of this Section 10.5.

10.6     Successors and Assigns. Subject to the provisions of Articles 6 and 9, this Agreement shall inure to the benefit of and shall be binding on the successors and assigns of the Parties.

10.7     Indemnification.

10.7.1 Operator shall indemnify and hold harmless Lessee and its Affiliates and their respective partners, members, shareholders, directors, officers, employees and agents (“Lessee’s Parties”) from and against any and all liability, loss, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) (Liabilities) incurred by reason of the management and operation of the Hotel by Operator during the Term only insofar as such

Liabilities are caused by the gross negligence, willful misconduct or fraud of Operator’s Corporate Employees. Notwithstanding anything contained in the immediately preceding sentence, nothing contained herein shall be deemed to limit or modify Operator’s indemnity obligations to Lessee with respect to any Liabilities to the extent that such Liabilities are the result of (i) the gross negligence or willful misconduct of Operator’s Corporate Employees which causes or directly results in a violation of Legal Requirements, (ii) the gross negligence or willful misconduct of Operator’s Corporate Employees pertaining to the adoption or implementation of employment policies or practices or in connection with the supervision of the Senior Managers, or (iii) fraud on the part of Operator’s Corporate Employees.

10.7.2 Except to the extent of Operator’s obligation to indemnify Lessee pursuant to Section 10.7.1 above, Lessee shall indemnify and hold harmless Operator and its shareholders and Affiliates and their respective partners, members, shareholders, directors, officers, employees and agents from and against any and all Liabilities accruing from and after the Effective Date (including those caused by the simple negligence of the indemnitee and those as to which the indemnitee may be strictly liable), (i) arising out of or incurred in connection with the ownership, construction, renovation, management or operation of the Hotel, (ii) which may be asserted or arise as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from the Hotel of any hazardous materials or arise out of or result from the environmental condition of the Hotel or the applicability of any Legal Requirements relating to Hazardous Materials, (iii) the holding of the liquor license for the Hotel, or (iv) asserted, arising out of, or incurred as a direct or indirect result of the termination of any Hotel Personnel in connection with the termination of this Agreement.

10.7.3 In case an action covered by this Section 10.7 is brought against any indemnified Party, the indemnifying Party, subject to the rights of the insurer in the case of an insured claim, will be entitled to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified Party, and after notice from the indemnifying Party to such indemnified Party of its election to so assume the defense thereof, the indemnifying Party will not be liable to such indemnified Party for any legal or other expenses subsequently incurred by such indemnified Party in connection with the defense thereof. No indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the indemnified Party that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the indemnified Party of a release from all liability in respect of such action. The indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying Party if the indemnifying Party has assumed the defense of the action; provided that the fees and expenses of the indemnified Party’s counsel shall be at the expense of the indemnifying Party if (i) the indemnifying Party fails to responsibly or timely assume and maintain the defense of such action, (ii) the employment of such counsel has been specifically authorized in writing by the indemnifying Party or (iii) such indemnified Party shall have been advised by counsel in writing that there is a conflict of interest or issue conflict involved in the representation by counsel employed by the indemnifying Party in the defense of such action on behalf of the indemnified Party or that there may be one or more legal defenses available to such indemnified Party which are not available to the indemnifying Party (in which case, as to this clause (iii), the indemnifying Party shall not have the right to assume the defense of such action on behalf of such indemnified Party, it being understood, however, that the indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified Party, which firm shall be designated in writing by the indemnified Party). If the indemnifying Party fails to responsibly assume and maintain the defense of such action as above provided, the indemnified Party, without prejudice to any other remedy it may have, may assume the defense of such action at the expense of the indemnifying Party; provided, however, that the indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any indemnifying Party without the prior written consent of such indemnifying Party.

10.7.4 Notwithstanding anything to the contrary contained in this Agreement, if Operator’s right to indemnification arises from an Event of Default on the part of Operator, such event shall not obviate Lessee’s obligation to indemnify Operator under the terms of Section 8.5(b) of this Agreement; however, if Lessee is required to pay amounts to third parties in connection with the event giving rise to the indemnification, Lessee may include such amounts (solely to the extent not covered by or in excess of the insurance required to be maintained by Lessee under this Agreement) in its calculation of damages in any action brought by Lessee against Operator for the Event of Default. Lessee’s recovery of damages under the preceding sentence shall be subject to Lessee’s obligation to maintain the insurance coverage set forth in this Agreement, and shall not include any deductibles or any self-insurance retainage amounts paid by Lessee. The indemnities provided for in this Section 10.7 are not intended to, and do not apply to any dispute or litigation between Lessee and Operator regarding the terms and provisions of, the interpretation of, or the failure of performance by one of such parties under, this Agreement.

10.7.5 Notwithstanding anything to the contrary set forth in this Section 10.7 or elsewhere in this Agreement, for purposes of determining the scope of Lessee’s indemnification and other obligations under this Agreement, Operator shall have recourse solely against the Guarantor, and any successor in interest to Guarantor as owner of Fee Owner, and such recourse shall be limited to the interest of Fee Owner (and any successor) in the Hotel (including net proceeds of sale or insurance) and, without limiting the foregoing, Operator shall not have any right to satisfy any judgment that it may have against Lessee or Fee Owner, or any successor to either, from any (a) other assets of Fee Owner, Lessee, or any successor, or (b) from any partner, shareholder, member, officer, director, or other employee of Lessee or Fee Owner or any of their successors.

10.7.6 The provisions of this Section 10.7 shall survive any termination or expiration of this Agreement, whether by lapse of time or otherwise, for a period equal to twenty-four (24) months and shall be binding upon the parties hereto and their respective successors and assigns for such period, but the end of the survival period shall not affect any claim hereunder that was asserted in writing before the end of the survival period.

10.8     Limitation on Pledging Lessee’s Credit. Except as is necessary or advisable for the purchase of goods and services in connection with the operation and management of the Hotel within the scope of this Agreement, Operator shall not borrow any money or execute any credit obligation in the name of and on behalf of Lessee or pledge the credit of Lessee without

Lessee’s prior consent. Operator shall indemnify Lessee against any Claims, suits, liabilities, costs, and expenses, including attorneys’ fees and costs, which may be asserted against or incurred by Lessee because of any such unauthorized actions by Operator.

10.9     Entire Agreement. This Agreement and the Exhibits hereto constitute the entire contract between the Parties and supersede all prior contracts and understandings, written or oral, with respect to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Exhibit, the terms of this Agreement shall control.

10.10   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

10.11   Captions. The Table of Contents and captions to the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, describe, or affect the scope or intent of any part of this Agreement.

10.12   Relationship of the Parties.

10.12.1 Operator and Lessee acknowledge and agree that this Agreement creates an agency relationship; provided that, (a) Operator’s authority is subject to the terms and conditions of this Agreement, and (b) nothing contained in this Agreement shall create an agency coupled with an interest. Nothing contained in this Agreement shall constitute, or be construed to be or to create, a partnership, joint venture or lease between Lessee and Operator with respect to the Hotel or the operation thereof. To the extent there is any inconsistency between the common law fiduciary duties and responsibilities of principals and agents and the provisions of this Agreement, the provisions of this Agreement shall prevail, it being the intent of the parties that (a) neither of Lessee or Operator intend to be a fiduciary in respect of the other and by executing this Agreement, neither Lessee nor Operator intend to impose fiduciary duties or the status of a fiduciary upon each other, notwithstanding the existence of a relationship of principal and agent between Lessee and Operator, and (b) this Agreement be interpreted in accordance with general principles of contract interpretation without regard to fiduciary duties or status imposed by operation of law under the common law of agency (except to the extent expressly incorporated in the provisions of this Agreement), and (c) liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement. In no event shall Operator be deemed to be in breach under this Agreement unless an act or omission by Operator (including Operator’s Corporate Employees) constitutes a failure to perform in accordance with any provision of this Agreement, a breach of any covenant set forth in this Agreement or an Event of Default under this Agreement; it being the intention and agreement of the parties that Operator’s sole obligation hereunder shall be to act in conformity with the standard of skill, care and diligence referred to elsewhere in this Agreement, in conformity with the Operating Standards, and otherwise in conformity with the express terms of this Agreement.

10.12.2 This Agreement shall not be deemed at any time to be an interest in real estate or a lien or security interest of any nature against the Hotel, the Real Property or any other land used in connection with the Hotel, or any equipment, fixtures, inventory, motor vehicles, contracts, documents, accounts, notes, drafts, acceptances, instruments, chattel paper, general intangibles or other personal property now existing or that may hereafter be acquired or entered into with respect to the Hotel or the operation thereof. To the fullest extent permitted by law, Operator hereby waives all rights and remedies under any statutes that might provide Operator with any lien on the Hotel or any other real or personal property of Lessee in connection with Operator’s management of the Hotel pursuant to this Agreement.

10.12.3 As between Lessee and Operator neither shall have any liability to each other for exemplary or punitive damages.

10.13 Operator and Lessee acknowledge and agree that this Agreement creates an agency relationship; provided that, (a) Operator’s authority is subject to the terms and conditions of this Agreement, and (b) nothing contained in this Agreement shall create an agency coupled with an interest. Nothing contained in this Agreement shall constitute, or be construed to be or to create, a partnership, joint venture or lease between Lessee and Operator with respect to the Hotel or the operation thereof. This Agreement shall not be deemed at any time to be an interest in real estate or a lien or security interest of any nature against the Hotel, the Real Property or any other land used in connection with the Hotel, or any equipment, fixtures, inventory, motor vehicles, contracts, documents, accounts, notes, drafts, acceptances, instruments, chattel paper, general intangibles or other personal property now existing or that may hereafter be acquired or entered into with respect to the Hotel or the operation thereof. To the fullest extent permitted by law, Operator hereby waives all rights and remedies under any statutes that might provide Operator with any lien on the Hotel or any other real or personal property of Lessee in connection with Operator’s management of the Hotel pursuant to this Agreement.

10.14   Attorneys’ Fees. In the event of any legal proceedings, including any Arbitration proceeding, dispute resolution, or litigation of any nature, relating to this Agreement, the prevailing Party shall be entitled to reimbursement of its costs and reasonable attorneys’ fees from the other Party not prevailing. If any Party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment shall be payable by the Party against whom such judgment has been rendered and shall be recoverable separately from and in addition to any other amount included in such judgment. This Section is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

10.15   Waiver of Jury Trial. Each Party hereby irrevocably waives, to the extent permitted by applicable law, any right to trial by jury in the event of any action or proceeding to regain possession of the Hotel.

10.16   Confidentiality. The Parties agree to keep all material terms and conditions of this Agreement confidential. Lessee agrees to maintain the confidentiality of and to refrain from using Operator Proprietary Information for any purpose other than as necessary to develop Operating Plans and Budgets, evaluate the incremental effect of affiliation with the RockResorts brand and entering into this Agreement. Likewise, Operator agrees to maintain the confidentiality of and to refrain from using Lessee Proprietary Information for any purpose other than as necessary to perform its obligations under this Agreement. Notwithstanding the above, Operator may disclose financial performance information specific to the Hotel to Smith Travel

Research (STAR Report). Except as disclosure may be required to partners, shareholders, directors, officers and employees or to obtain the advice of professionals or consultants, or financing for the Hotel from a Mortgagee, other lender or potential lender, or to investors or potential investors in the Hotel, Operator, any Affiliate of Operator or any Lessee Affiliate, or in furtherance of a permitted assignment of this Agreement, or as may be required by law or by the order of any government, governmental unit, or tribunal, each Party shall exercise all reasonable efforts to ensure that Owner Proprietary Information and Lessee Proprietary Information is not disclosed to the press or to any other third party or entity without the prior consent of the other Party. The obligations set forth in this Section 10.16 shall survive any termination of this Agreement for a period of Five (5) years following such termination. The Parties shall coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement, or the performance by either of them of their respective obligations hereunder. Neither Party shall have liability if it has exercised at least the same degree of care to protect the proprietary information of the other Party that it exercises in the protection of its own proprietary information.

10.17   Limitation on Operator’s Recourse. Except as provided in Section 10.7.5 with respect to Guarantor’s obligation to back up Lessee’s obligation to indemnify Operator, Operator’s sole recourse against Lessee, and any successor to the interest of Lessee in the Hotel, shall be to the interest of Lessee (and any successor) in the Hotel (including net proceeds of sale or insurance). Without limiting the foregoing, Operator will not have any right to satisfy any judgment that it may have against Lessee, or any successor, from any (a) other assets of Lessee, or any successor, or (b) from any partner, shareholder, member, officer, director, or other affiliate Lessee or any successor of Lessee.

10.18   Operating Covenants. During the Operating Term, Operator shall not do, or permit or authorize others to do, any of the following:

10.18.1 Operate the Hotel in any manner or for any purposes other than as herein set forth;

10.18.2 Knowingly or intentionally engage in any act that would, to an ordinarily prudent person in the position of Operator, be reasonably foreseeable to cause substantial or irreparable damage to the Hotel;

10.18.3 Abandon the Hotel;

10.18.4 Knowingly use or occupy, or knowingly permit the Hotel or any part thereof to be used or occupied, for any unlawful, or ultra-hazardous use (including the prohibited or unauthorized use, storage or disposal of hazardous or toxic substances), or operate or conduct the business of the Hotel in any manner known to constitute or give rise to a nuisance of any kind;

10.18.5 Make, authorize or permit any material modifications or alterations to the Hotel except as expressly authorized by this Agreement;

10.18.6 In any way (including, without limitation, with respect to guest room reservations, meeting room reservations, Hotel Employee hiring decisions, and centralized purchasing and rebate programs), favor over the Hotel (and/or otherwise provide preferential treatment to) one or more other hotel(s) owned by Operator or its Affiliate(s); and/or

10.18.7 Waive its right to any liquidated damages or other reimbursement or compensation on any group reservation or contract that is cancelled or terminated by such group without the prior written consent of Lessor.

10.19   Survival of Covenants. Any covenant, term or provision of this Agreement that, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

10.20   Lessee Office Space. Operator shall make available to Lessee (at no charge) furnished office space at the Hotel for the use of Lessee and Lessee’s designees (if any), when such persons are at the Hotel. Such space may be used by Operator, Corporate Personnel and others, when not being utilized by Lessee and Lessee’s designees. In the event that Lessee commences site preparation and construction of condominiums on the Real Property, Operator agrees to make available sufficient unused office space in the Carriage House building to accommodate Lessee’s construction management and administration requirements.

10.21   Damages. In the event this Agreement is terminated as a result of an Event of Default by Lessee or for any other reason during the Lockout Period, Operator’s exclusive remedy in connection therewith shall be the Lockout Termination Fee. In the event this Agreement is terminated as a result of an Event of Default by Lessee or for any other reason during the Term after the Lockout Period, Operator shall not be entitled to any Termination Fee or other damages for lost profits hereunder other than the Management Fee earned prior to the termination date.

10.22   No Recordation. Neither this Agreement, nor any memorandum hereof shall be recorded. Any recordation or attempted recordation of this Agreement or any memorandum of this Agreement by Operator shall constitute an Event of Default by Operator, and in addition to any other remedies therefore, Lessee is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Operator a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be). ALL RECORDING OFFICERS ARE HEREBY DIRECTED NOT TO RECORD THIS AGREEMENT OR ANY MEMORANDUM HEREOF.

10.23   Dispute Resolution.

10.23.1 If any claim, dispute or difference of any kind whatsoever (a “Dispute”) shall arise out of or in connection with or in relation to this Agreement whether in contract, tort, statutory, or otherwise, and including any questions regarding the existence, scope, validity, breach or termination of this Agreement, the parties shall first attempt to settle such Dispute by participating in at least five (5) hours of mediation, which mediation shall take place at the principal place of business of the Operator and shall be administered by JAMS (or if JAMS no longer exists, another mutually acceptable alternative dispute resolution provider, provided such provider retains an IHSC designation) (the “ADR Provider”). The complaining party must notify the other party that a Dispute exists and then contact the ADR Provider to schedule the mediation conference, which conference shall take place no later than fourteen (14) days after the complaining party notifies the other party that a Dispute exists. A designated individual mediator who is a member in good standing of the ADR Provider will then be mutually selected by the parties to conduct the mediation; provided that such mediator must have at least 10 years’ experience as a mediator and must not have any conflict of interest (the “Mediator”). If the parties are unable to agree upon the identity of the Mediator within five (5) days after the complaining party has notified the other party that a Dispute exists, then, subject to the requirements of this Section, the ADR Provider shall select a qualified mediator of its choosing who shall act as the Mediator of the Dispute. The mediation will be a nonbinding conference between the parties conducted in accordance with the applicable rules and procedures of the ADR Provider. Neither Party may initiate litigation or arbitration proceedings with respect to any dispute until the mediation of such dispute has been completed. Any mediation will be considered complete: (i) if the parties enter into an agreement to resolve the dispute; or (ii) if the dispute is not resolved after completion of five (5) hours of such mediation. The parties shall share equally in the cost of the mediation.

10.23.2 If any dispute remains between the parties after the mediation has been completed, then the dispute shall be submitted to final and binding arbitration pursuant to the procedures set forth in this Section 10.22. The parties agree that the Arbitrator (as defined herein) shall have the power to order equitable remedies, including specific performance and injunctive relief.

10.23.3 An arbitral tribunal of one arbitrator (the “Arbitrator”) shall be established in conformity with the Comprehensive Arbitration Rules and Procedures of JAMS or such other rules of a successor ADR provider mutually agreed upon by the parties (the “Rules”) in effect at the time such arbitration is commenced. Each party shall appoint a person to appoint the Arbitrator within fifteen (15) days of the date of a request to initiate arbitration, and the two appointed persons will then jointly appoint the Arbitrator (provided that the Arbitrator shall not be the same person as the Mediator) within fifteen (15) days of the date of the appointment of the second person, to act as the Arbitrator. Appointed persons or the Arbitrator not appointed within the time limits set forth in the preceding sentence shall be appointed by the ADR Provider. In rendering a decision hereunder, the Arbitrator shall take into account the Operating Standards of the Hotel and other applicable provisions of this Agreement.

10.23.4 Any arbitration must be commenced within sixty (60) days after the completion of the mediation. The arbitration, regardless of the amount in dispute, shall be conducted in accordance with the Rules. The parties agree that Rule 31 of the Rules shall apply to each Dispute subject to arbitration. Any arbitration shall take place in Denver, Colorado. The arbitrators shall apply the substantive law of Colorado (exclusive of choice of law principles) in resolving the Dispute. The Federal Arbitration Act shall govern issues relating to the conduct of the arbitration and enforcement of any award, 9 U.S.C. Sections 1-16. No party to any Dispute shall be required to join any other Person as a party to the Dispute pursuant to the arbitration provisions set forth in this Section 10.22.

10.23.4 Except as expressly required by applicable law, the Arbitrator’s monetary awards may include a requirement that the losing party bear attorneys’ fees and costs of the arbitration proceeding, but, shall not award punitive or exemplary damages of any kind.

Unless the Arbitrator determines otherwise, each party to an arbitration proceeding shall be responsible for all fees and expenses of such party’s attorneys, witnesses, and other representatives, and one-half of the other fees and expenses of the Arbitrator and the other costs of the arbitration shall be allocated to and paid by (i) the party or parties initiating the respective arbitration proceeding and (ii) the party or parties against whom the respective arbitration proceeding is brought. Any monetary award shall be in U.S. dollars. The award rendered in any arbitration commenced hereunder shall be final and binding upon the parties, and each party hereby waives any claim or appeal whatsoever against it or any defense against its enforcement.

10.23.5 The obligation to arbitrate under this Section 10.23 is binding on the parties, their successors and assigns. For purposes of appointing persons to appoint the arbitrator, any party, its successors and assigns shall jointly appoint such party’s appointer.

10.23.6 Until such time as a final determination of any Dispute is obtained pursuant to this Section 10.23 and, notwithstanding any termination of or default under, or alleged termination of or default under, this Agreement, all parties to this Agreement involved in such Dispute shall remain liable for, and shall be required to continue to satisfy, their respective obligations under this Agreement. For purposes of resolving any dispute relating to the Operating Plan and Budget, the Arbitrator shall be obligated to render a final decision within one hundred twenty (120) days following the date that the Arbitrator has been appointed.

10.24   Use of Trademarks.

10.24.1 Lessee represents that it has the right to use the Lessee Trademarks associated with the name of the Hotel (other than the brand name “RockResorts”), and hereby grants to Operator during the Term hereof, the right and license to use the Lessee Trademarks in its exercise of its rights and performance of its obligations and duties under this Agreement. Operator has received a copy of an executed agreement between Kensington Partners, as registered owner of the trademarks associated with the name of the Hotel, and Fee Owner (“License Agreement”), which grants Fee Owner a limited license to use such trademarks in connection with the operation of the Hotel, including catering and delivery of services and products within a twenty-five (25) mile radius, and all related commercial uses. To the Knowledge of Lessee, the License Agreement is currently in full force and effect; neither party has asserted a claim for breach against the other, and Fee Owner and Lessee have used the trademarks licensed under the License Agreement in full compliance with its terms, conditions and restrictions. Lessee covenants that Fee Owner will obtain consent per the terms of the License Agreement for Operator to use the Lessee Trademarks licensed under the License Agreement in a manner consistent with the grant set forth in paragraph 1(a) thereof, for the Term and any renewal thereof. Operator agrees to exercise best efforts to use such trademarks consistent with the terms and restrictions of the License Agreement.

10.24.2 Operator represents that it has the right to use the Operator Trademarks in connection with the operation of the Hotel and performance of its duties and obligations under this Agreement. During the Term, the Hotel shall at all times be known and designated as “The Lodge and Spa at Cordillera, a RockResort”, or by such other name as from time to time may be designated by Operator and approved by Lessee consistent with Operator’s naming protocol. Operator shall make or cause to be made any fictitious name filings or disclosures required by

Legal Requirements with respect to the use of such name for or in connection with the Hotel. Operator and its affiliates shall at all times retain absolute ownership of and control over the use of the Operator Trademarks in the operation and promotion of the Hotel and in all other respects. Upon any termination or expiration of this Agreement, neither Lessee, Fee Owner, nor their affiliates, successors and assigns shall thereafter use such name or any other name containing the RockResorts brand name, or otherwise incorporating or making use of the Operator Trademarks, and all rights with respect thereto shall remain the sole property of Operator.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

“OPERATOR”

ROCKRESORTS INTERNATIONAL, LLC
a Delaware Limited Liability Company

By:	/s/ Edward E. Mace
Name:	Edward E. Mace
Title:	President

“LESSEE”

COLORADO HOTEL OPERATOR INC.,
a Delaware corporation

By:	/s/ Harry Rosenthal
Harry Rosenthal, President

“GUARANTOR” (only as to specific matters guaranteed in Agreement)

COLORADO HOTEL HOLDING, LLC
A Delaware limited liability company

By:	Pharos Cordillera, LLC
a Delaware limited liability company,
its Managing Member

	By:	Pharos Group, LLC
a Delaware limited liability company,
its Manager

/s/ Harry Rosenthal
Harry Rosenthal, President